UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934

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Consumers Energy Company
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WORLD CLASS
PERFORMANCE
DELIVERING
HOMETOWN
SERVICE

CMS ENERGY

CONSUMERS ENERGY

2018 COMBINED PROXY STATEMENT

CMS ENERGY CORPORATION

Consumers Energy Company

NOTICE OF ANNUAL MEETINGS OF
SHAREHOLDERS

To Shareholders of CMS Energy Corporation and Consumers Energy Company:

The CMS Energy Corporation (“CMS”) Annual Meeting of Shareholders and the Consumers Energy Company (“Consumers”) Annual Meeting of Shareholders (collectively “Annual Meeting”) will be held concurrently on Friday, May 4, 2018, at 10:00 a.m., Eastern Daylight Saving Time, at the corporate headquarters, One Energy Plaza, Jackson, Michigan 49201 for the purpose of considering the following matters:

		CMS	Consumers	Board of Directors Recommendation
1.	Elect Directors	X	X	FOR EACH
2.	Approve, on an advisory basis, executive compensation	X	X	FOR
3.	Approve, on an advisory basis, the frequency of an advisory vote on executive compensation		X	1 YEAR
4.	Ratify independent registered public accounting firm	X	X	FOR
5.	Vote on a shareholder proposal relating to political contributions disclosure, if properly presented	X		AGAINST
6.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement	X	X

All shareholders of record at the close of business on March 6, 2018, are entitled to receive notice of and vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you can vote prior to the meeting by telephone, Internet, proxy card or voting instruction form. We encourage you to exercise your right to vote. All shares of Consumers common stock held by CMS (99.6% of the voting shares of Consumers) will be voted for the proposed director nominees, thus assuring their election as directors of Consumers, as well as for the other recommendations of the Consumers’ Board of Directors.

By Order of the Boards of Directors,

Melissa M. Gleespen

Vice President,

Corporate Secretary and

Chief Compliance Officer

CMS Energy Corporation

Consumers Energy Company

March 22, 2018

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to Be Held on May 4, 2018.

This Proxy Statement and Annual Report to Shareholders are available at
https://materials.proxyvote.com/125896 for CMS and
https://materials.proxyvote.com/210518 for Consumers.

Proxy Statement

Proposal 1: Elect the Director Nominees to the Board of Directors		PAGE 1

Corporate Governance		PAGE 6
6	Governance Guidelines and Materials
6	Boards of Directors
6	Board Leadership Structure
7	Risk Oversight
7	Cybersecurity Oversight
7	Political Contribution Oversight
7	Public Responsibility and Sustainability Oversight
9	Shareholder Engagement
9	Board Communication Process
10	Identification of Director Candidates
11	Director Candidate Qualifications
11	Director Tenure
12	Director Independence
12	CMS Majority Voting Standard
13	Director Education
13	Board, Committee and Director Evaluations
13	Board and Committee Information
15	Compensation Risk
15	Codes of Ethics
15	Related Party Transactions
16	No Pledging or Hedging
16	Management Succession Planning
16	2017 CEO Pay Ratio
18	Directors’ Compensation

Beneficial Ownership		PAGE 20

Section 16(a) Beneficial Ownership Reporting Compliance		PAGE 22

Compensation Discussion and Analysis		PAGE 22
22	Executive Summary
27	Objectives of Our Executive Compensation Program
32	The Elements of Our Executive Compensation Program
39	Corporate Governance as it Relates to Executive Compensation
41	Tax Deductibility of Compensation

Compensation and Human Resources Committee Report		PAGE 42

2017 Compensation Tables		PAGE 43

Proposal 2: Advisory Vote to Approve Executive Compensation		PAGE 61

Proposal 3: Advisory Vote to Determine the Frequency of an Advisory Vote on Executive Compensation (Consumers)		PAGE 63

Report of the Audit Committee		PAGE 64

Fees Paid to the Independent Registered Public Accounting Firm		PAGE 65

Proposal 4: Ratify the Appointment of Independent Registered Public Accounting Firm		PAGE 66

Proposal 5: Vote on a Shareholder Proposal Relating to Political Contributions Disclosure (CMS)		PAGE 67

2019 Proxy Statement Information		PAGE 69

General Information		PAGE 70

Appendix A		PAGE 75

Proxy Statement Summary

Meeting Information	Record Date: March 6, 2018
May 4, 2018 • 10:00 a.m. EDT
One Energy Plaza, Jackson, Michigan 49201	Proxy Materials Released: March 22, 2018

The terms “Corporation,” “we,” “our” and other representations as used in this Proxy Statement generally refer to both CMS Energy Corporation (“CMS”) and its principal subsidiary, Consumers Energy Company (“Consumers”).

This summary highlights information contained elsewhere in our Proxy Statement and does not contain all of the information that you should consider. We encourage you to read this entire Proxy Statement carefully before voting.

Proposals	CMS Shareholders	Consumers Shareholders	Board Recommendation	Page Reference
Elect Directors	X	X	FOR EACH	1
Approve, on an advisory basis, executive compensation	X	X	FOR	61
Approve, on an advisory basis, the frequency of an advisory vote on executive compensation		X	1 YEAR	63
Ratify independent registered public accounting firm	X	X	FOR	66
Vote on a shareholder proposal relating to political contributions disclosure, if properly presented	X		AGAINST	67

How to Vote

Online:	You can vote your shares online by following the instructions on your proxy card, voting instruction form or Notice of Availability.

Telephone:	You can vote your shares by telephone by following the instructions on your proxy card, voting instruction form or Notice of Availability.

Mail:	You can vote your shares by mail by requesting a printed copy of the Proxy Materials and signing, dating and mailing in the proxy card or voting instruction form.

Attend:	You can vote your shares in person by attending and voting at the Annual Meeting.
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Governance Highlights

Number of Director Nominees	10
Number of Independent Directors	8
Audit, Compensation and Human Resources, Finance, and Governance, Sustainability and Public Responsibility Committees Consist Entirely of Independent Directors	Yes
Annual Election of All Directors	Yes
Presiding Director Elected Annually	Yes
Director and Committee Chair Term Limits	Yes
Annual Advisory Say-on-Pay Vote	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self Evaluations	Yes
Individual Director Peer Evaluations	Yes
Codes of Business Conduct and Ethics	Yes
Corporate Governance Principles	Yes
Sustainability Report	Yes
Stock Ownership Guidelines for Directors and Executive Officers	Yes
Proxy Access	Yes
Shareholder Rights Plan (Poison Pill)	No

Nominees

Name	Age	Director Since	Independent	Committee Memberships
				Audit	Compensation and Human Resources	Governance, Sustainability and Public Responsibility	Finance	Executive
Jon E. Barfield	66	2005	Yes	X		X
Deborah H. Butler	63	2015	Yes		X		X
Kurt L. Darrow	63	2013	Yes		Chair		X	X
Stephen E. Ewing	74	2009	Yes		X		Chair	X
William D. Harvey	69	2012	Yes		X	Chair		X
Patricia K. Poppe	49	2016	No
John G. Russell	60	2010	No					Chair
Myrna M. Soto	49	2015	Yes	X		X
John G. Sznewajs	50	2015	Yes	X			X
Laura H. Wright	58	2013	Yes	Chair			X	X

Average Age of Director Nominees: 60					Average Tenure of Director Nominees: 5 years

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Proxy Statement

While CMS and Consumers are established, operated and regulated as separate legal entities, CMS and Consumers have the same individuals serve as members on each Board of Directors and each Board Committee and have adopted coordinated director and executive compensation arrangements and plans as well as auditing relationships. The two companies also have significant overlap in executive management. Although in certain contexts in this Proxy Statement the terms “we” and “our” refer to each of CMS and Consumers and satisfy their respective disclosure obligations, this Combined Proxy Statement is separately filed by CMS and Consumers. Information in this Combined Proxy Statement relating to each individual registrant is filed by such registrant on its own behalf. Unless specifically noted, singular references to “Board,” “Committee,” “Corporation,” and “Annual Meeting” refers to both CMS and Consumers.

Proposal 1:

Elect the Director Nominees to the Board of Directors

There are 10 nominees for election as directors of CMS and Consumers, to hold office until the next annual meeting and until their successors are elected and qualified. The Board believes that the nominees will be available to serve, but in the event any nominee is unable to do so, the proxies will be voted for a substitute nominee designated by the Board or the number of directors constituting the full Board will be reduced accordingly.

All of the nominees are currently serving as directors. All ten nominees have accepted their nomination and agree to serve if elected. One current Board member, Philip R. Lochner, Jr., Director of Crane Co., is not standing for re-election to the Board, having attained the mandatory retirement age of 75. Consequently, effective with the 2018 Annual Meeting, the size of the Board will be reduced by one member for a total of 10 members.

The following table identifies the balance of experience and qualifications that our nominees bring to the Board. The skills and qualifications that are marked below are reviewed by the Governance, Sustainability and Public Responsibility Committee (“Governance Committee”) and the Board when making nomination decisions and reviewing Board succession planning and the fact that a particular skill or qualification is not designated does not mean nominees do not also possess the specific experience and qualifications. The table below illustrates how the Board is well positioned to provide direction and oversight with respect to our overall performance, strategic direction and significant corporate policies.

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	Senior Leadership	Finance, Accounting or Financial Reporting	Regulatory Environment	Risk Management	Customer Experience	Information Technology	Utility Experience	Strategic Planning	Sustainability and Environmental	Lean
Jon E. Barfield	X	X		X	X
Deborah H. Butler	X		X		X	X		X	X
Kurt L. Darrow	X	X		X	X			X	X	X
Stephen E. Ewing	X	X	X		X		X		X
William D. Harvey	X	X	X	X	X		X		X	X
Patricia K. Poppe	X		X	X	X		X	X	X	X
John G. Russell	X	X	X	X	X		X	X	X
Myrna M. Soto	X	X		X	X	X			X	X
John G. Sznewajs	X	X		X		X		X	X	X
Laura H. Wright	X	X		X	X			X	X

The name, age and business experience of each nominee follows, as well as a description of the specific experience, qualifications, attributes or skills of each nominee that led to the Board’s conclusion that such nominee should serve as director.

Jon E. Barfield. 66, is president and chief executive officer of LJ Holdings Investment Company LLC, a private investment company. In March 2012, he retired from Bartech Group, Inc. (“Bartech”) where he served since 1981 as president and from 1995 to March 2012 as chairman and president of this industry-leading professional services firm, with headquarters in Southfield, Michigan, delivering talent management, business process outsourcing and managed services provider solutions to Global 1,000 firms. Bartech manages the daily work assignments for more than 120,000 associates and more than $4.7 billion in annual procurement for major employers around the world, making Bartech (now owned by Impellam Group, PLC) one of the largest talent acquisition and managed service provider firms in the United States. During the past five years, Barfield previously served as a director of Blue Cross Blue Shield of Michigan, Good Technology Corporation, BMC Software, Inc. and Motorola Mobility Holdings, Inc. He has been a director of CMS and Consumers since August 2005.

Barfield brings to the Board legal knowledge and experience, having practiced corporate and securities law at Sidley Austin LLP. His qualifications to serve as a director stem primarily from his experiences as a senior leader, and his varied service as a director with considerable experience regarding legal risk oversight and risk management, financial reporting, attracting and retaining key talent and related human resources experience, corporate governance, customer service and marketing, and mergers and acquisitions. He served for many years as chairman of the audit committee of the Princeton University Board of Trustees.

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Deborah H. Butler. 63, retired in October 2015 as the executive vice president of planning and chief information officer of Norfolk Southern Corporation (“Norfolk Southern”), which is engaged in the rail transportation of raw materials, intermediate products and finished goods. Butler joined Norfolk Southern in 1978 and served in positions of increasing responsibility in operations until being named assistant vice president transportation customer service in 2000 and vice president customer services in 2002, a position she held until her appointment as executive vice president in 2007. She has been a director of CMS and Consumers since January 2015.

Butler’s qualifications for service on the Board include her extensive experience in operations, leadership, customer service, sustainability and environment, safety, regulatory environment, strategic planning and information technology derived from her varying roles at Norfolk Southern. Butler previously served as chairman of the board of Thoroughbred Technology and Telecommunications, LLC, a Norfolk Southern subsidiary, and previously served as a board member of TTX Company, Inc., which provides railcars and related freight car management services to the North American rail industry.

Kurt L. Darrow. 63, has served since 2003 as the president and chief executive officer of La-Z-Boy Incorporated (“La-Z-Boy”), an integrated furniture retailer and manufacturer. Since joining La-Z-Boy in 1979, he has served in positions of increased responsibility, including president of La-Z-Boy Residential, its largest division. Darrow has served as a board member of La-Z-Boy since 2003 and was elected as chairman of the Board in 2011. He has been a director of CMS and Consumers since November 2013.

Darrow’s qualifications for service on the Board include his extensive public company experience spanning 38 years, and his thorough strategic, marketing and leadership experience and customer orientation derived from his varying roles at La-Z-Boy, including his current chairman and chief executive officer roles. Darrow is a member of the Business Leaders for Michigan, a non-profit executive leadership organization, and serves on its executive committee. He serves as a member of the ProMedica Board of Trustees and chairman of the ProMedica Monroe Regional Hospital Board of Trustees. Darrow is a former chairman of the American Home Furnishings Alliance and continues to serve as director emeritus. He served as a Trustee of Adrian College until May 2011.

Stephen E. Ewing. 74, retired in 2006 as vice chairman of DTE Energy, a Detroit- based diversified energy company involved in the development and management of energy-related businesses and services nationwide and from 2001 to 2005 was the Group President of the Gas Division of DTE Energy. He currently serves on the board of National Fuel Gas Company, a diversified energy company. He has been a director of CMS and Consumers since July 2009.

Ewing brings to the Board valuable hands-on experience in the regulated gas and electric utility business. He was the president and chief executive officer of Michigan Consolidated Gas Company until it was acquired by DTE Energy in 2001. He was the former president and chief operating officer of MCN Energy. During his energy industry career, he also gained in-depth environmental experience related to exploration, production, drilling, mid-stream operations and hybrid vehicles. Ewing is a director of AAA Michigan and also is past chairman of the Auto Club Group. He serves as director of The Auto Club Trust, FSB, which conducts business as AAA Bank, Nebraska. He previously served as chairman of The Skillman Foundation.

3

William D. Harvey. 69, retired in March 2012 as chairman and chief executive officer of Alliant Energy Corporation (“Alliant”) and its two utility subsidiaries, Interstate Power & Light Company and Wisconsin Power & Light Company (“WPL”). Harvey served in those positions since February 2006. Alliant is a Madison, Wisconsin-based public utility holding company, which provides regulated electricity and natural gas services through its subsidiary companies. He is a general partner of Shade Tree Investments Limited Partnership, a private family investment group. He has been a director of CMS and Consumers since August 2012. Harvey has served as Presiding Director since May 2016.

Harvey brings to the Board legal knowledge and experience, having begun his career as an attorney in private practice and serving as General Counsel of WPL. Harvey’s qualifications for service on the Boards include his long-term experience with public utility operations and publicly traded companies, knowledge of customer perspectives, utility and environmental regulations and safety and diversity initiatives. Harvey currently serves as a director of Sentry Insurance Company.

Patricia K. Poppe. 49, has served since July 2016 as president and chief executive officer of CMS and Consumers. Prior to that, she served since March 2015 as senior vice president of distribution operations, engineering and transmission for CMS and Consumers, with overall responsibility for Consumers’ electric and natural gas distribution systems, energy operations and electric transmission. Prior to that, she served since January 2011 as vice president of customer experience, rates and regulation of Consumers. She has been a director of CMS and Consumers since May 2016.

Poppe is qualified to serve on the Board based on her experience and knowledge gained in the utility and automotive industries. She has extensive utility knowledge, including customer experience and satisfaction, rates and regulation, generation, and distribution. The Board benefits from Poppe’s prior leadership roles with DTE Energy, including overseeing five electric generating facilities, and her experience holding a variety of plant management positions in the automotive industry. She currently serves on the boards of the Business Leaders for Michigan, Detroit Regional Chamber, American Gas Association and Edison Electric Institute.

John G. Russell. 60, has served since May 2016 as Chairman of the Boards of CMS and Consumers. He served from May 2010 to July 2016 as president and chief executive officer of CMS and president and chief executive officer of Consumers. Prior to that he served from October 2004 to May 2010 as president and chief operating officer of Consumers; he served from December 2001 to July 2004 as executive vice president and president and chief executive officer—electric of Consumers; and from July 2004 to October 2004 as executive vice president and president—electric and gas of Consumers. He serves on the board of Hubbell Incorporated. He has been a director of CMS and Consumers since May 2010.

Russell is qualified to serve on the Board based on the knowledge and experience acquired throughout his more than 30 years with Consumers. He has in-depth knowledge of all aspects of the utility. His vast experience within the regulated utility industry, hands-on experience and the leadership positions he has held have provided him with a perspective from which the Board greatly benefits. He currently serves on the boards of Business Leaders for Michigan and Grand Valley State University. Russell previously served as a director on the Right Place Inc., Michigan Chamber of Commerce, American Gas Association and Edison Electric Institute.

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Myrna M. Soto. 49, is the senior vice president and global chief information security officer of Comcast Corporation (“Comcast”), which operates as a worldwide media and technology company. Soto served from 2009 to August 2015 as senior vice president and chief infrastructure and information security officer. Soto is responsible for the alignment and development of cyber and data security strategies and policies. Prior to joining Comcast in September 2009, Soto served since 2005 as vice president of information technology governance and chief information security officer for MGM Resorts International, a global hospitality company. Soto currently serves on the board of Spirit Airlines, Inc. She has been a director of CMS and Consumers since January 2015.

Soto brings over 20 years of focused information technology and security experience from a variety of industries, including financial services, hospitality, insurance and risk management and gaming and entertainment. Soto serves as an executive committee board member of the Hispanic IT Executive Council and as a member of the Board of Trustees of Cabrini College.

John G. Sznewajs. 50, has served since 2007 as the vice president and chief financial officer of Masco Corporation (“Masco”), which operates as a global leader in design, manufacture and distribution of branded building products. Sznewajs is responsible for strategic and operational financial functions and also has oversight of information technology and several of Masco’s European businesses. Sznewajs also served as the treasurer of Masco from 2007 until 2016. He has been a director of CMS and Consumers since July 2015.

In addition to his financial expertise, Sznewajs has almost 20 years of experience in business and corporate development. His extensive background and knowledge in financial matters, which he has gained over his career, along with in-depth experience in enterprise-wide strategy, qualify him to serve on the Board. He serves as director and treasurer of the Detroit Zoological Society and as a trustee of The Roeper School.

Laura H. Wright. 58, founded GSB Advisory LLC to provide interim executive and financial management to growth and non-profit companies after her retirement in 2012. In September 2012, she retired from Southwest Airlines Co. (“Southwest”) as senior vice president of finance and chief financial officer, positions she had held since July 2004. During her 25-year career with Southwest, she held various positions, including vice president of finance and treasurer, treasurer, assistant treasurer and other financial roles. Southwest is based in Dallas, Texas, and is engaged in the operation of passenger airlines that provide scheduled air transportation in the United States. Wright currently serves as a trustee of Pebblebrook Hotel Trust and as a board member of TE Connectivity Ltd. and Spirit AeroSystems Holdings, Inc. She has been a director of CMS and Consumers since February 2013.

As an active certified public accountant, the Board benefits from Wright’s extensive technical expertise and experience in financial accounting and reporting, corporate finance and risk management. She has extensive experience working in a consumer-oriented business environment. Prior to Southwest, Wright was a manager with Arthur Young & Co. in Dallas. Wright is a member of the Texas Society of Certified Public Accountants.

Each of the CMS and Consumers Boards recommend a vote FOR the election of each director nominee named above.
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Corporate Governance

Governance Guidelines and Materials

The Board and management review and monitor governance trends and best practices on an ongoing basis. The Board has adopted Amended and Restated Corporate Governance Principles (“Principles”) that reflect corporate and Board practices as well as Securities and Exchange Commission (“SEC”) rules and the New York Stock Exchange (“NYSE”) listing standards. The Governance Committee is responsible for overseeing and reviewing the Principles at least annually and recommending any proposed changes to the Board for approval. Except for the Executive Committee, the Board has adopted charters for each of the standing Committees (“Charters”) that detail their purposes and duties, composition, meetings, resources and authority as well as other aspects of Committee activities, which are described under Board and Committee Information below. Each Committee reviews its Charter annually and recommends changes to the Governance Committee for review and recommendation to the Board for approval.

The current version of our Principles, Amended and Restated Bylaws (“Bylaws”), Charters, Employee and Director Codes of Conduct (“Codes”), and other corporate governance materials are available at www.cmsenergy.com/corporategovernance.

Board of Directors

The Board provides direction and oversight with respect to our overall performance, strategic direction and significant corporate policies. The Board approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Directors are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings. The Board has full and free access to all members of management and may hire consultants and advisors as deemed necessary.

Board Leadership Structure

As stated in the Principles, the Board has determined that for the present time, it is in the best interests of the Corporation and shareholders to keep the offices of Chief Executive Officer (“CEO”) and Chairman separate to enhance oversight responsibilities. The Board believes that this leadership structure promotes independent and effective oversight of management on key issues relating to long-range business plans, long-range strategic issues and risks. To further promote independent and effective oversight of management, the Principles also provide that at any time when the Chairman is not considered independent under NYSE listing standards, a Presiding Director will be chosen by the independent directors to coordinate the activities and preside at the executive sessions attended only by the independent members of the Board. The Presiding Director provides the independent directors with a key means for collaboration and communication. Under the Bylaws, the Presiding Director will: (1) convene and chair meetings of the independent directors in executive session no less than once each year; (2) preside at meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (3) solicit independent directors for advice on agenda items for meetings of the Board; (4) serve as a liaison between the Chairman of the Board, the President and the independent directors; and (5) perform such other duties as may be assigned by the Board from time to time.Russell, the current Chairman, is not a member of management, but as former CEO he is not considered independent; therefore, on May 5, 2017, Harvey was re-elected as Presiding Director for the Board for a one-year term.

6

Risk Oversight

The Board’s risk oversight process includes regular reports from senior management on areas of material operational, legal, regulatory, financial, strategic, compliance, environmental, liability, safety, cybersecurity and reputational risk. The Board receives an annual risk management review from the Executive Director of Risk in addition to the risk oversight functions performed by the various Committees of the Board. These include: (1) a review by the Audit Committee of the risks associated with operating and financial activities which could impact its financial and other disclosure reporting, as well as a review of policies on risk assessment, controls and accounting risk exposure; (2) the Audit Committee’s review and approval of risk management policies; (3) a review by the Compensation and Human Resources Committee (“Compensation Committee”) of the potential risks associated with the Corporation’s executive compensation policies and practices; and (4) the Compensation Committee’s review of management’s assessment of the likelihood that the incentive compensation plans will have a material adverse impact.

Cybersecurity Oversight

The Board is responsible for overseeing cybersecurity risk. Cyber risks are included in the risk reports to the Audit Committee discussed above. The Audit Committee receives cybersecurity updates that focus on our most critical assets, cybersecurity drills, exercises, mitigation of cyber risks, and assessments by third-party experts.

Political Contribution Oversight

The Board oversees our political engagement policies, programs and practices. The Governance Committee is also responsible for advising and assisting the Board with respect to our political engagement.  Our policies, including the governance and decision-making process for corporate political contributions, are described in detail at https://www.consumersenergy.com/company/who-we-are/corporate-political-engagement. We believe Board oversight of our political activity along with the Board’s alignment with our current disclosure standards provide the necessary accountability to ensure that political activities are conducted in the best interest of customers, shareholders and other stakeholders. Through Board oversight, we have maintained a rigorous compliance process to ensure that its political activities are lawful, properly disclosed and align with our Codes.

Public Responsibility and Sustainability Oversight

We are committed to reduce carbon emissions by 80% and use zero coal to generate electricity by 2040.

The Board oversees our public responsibility and sustainability practices. The Governance Committee is also responsible for advising and assisting the Board with respect to our public responsibility and sustainability matters. We are committed to corporate responsibility through our business, culture, environment and our communities – past, present and future. We are committed to conducting business safely and ethically to preserve the environment and sustain our communities while serving our customers across the state of Michigan. This aligns with our purpose, which is to achieve world class performance while delivering hometown service. We measure our progress towards this purpose by considering our impact on the “triple bottom line” of people, planet, and profit, which is underpinned by performance; this consideration takes into account not only the economic value that we create, but also our responsibility to social and environmental goals.

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The planet element of the triple bottom line represents our commitment to protect the environment, which extends beyond complying with the various state and federal laws and regulations.

We are committed to caring for the environment as part of our strategic direction. Our environmental and sustainability achievements include the following:

•	In 2016, we retired seven coal-fueled electric generating units, representing 33 percent of Consumers’ coal-fueled generating capacity. As a result of these retirements and other actions, our combined percentage of electric supply (self-generated and purchased) from coal has decreased by 16 percentage points since 2015.

•	Beginning in 2012 we adopted voluntary goals for air emissions, water use, and waste reduction and to date have reduced Consumers’ carbon intensity by 38 percent and water usage by 35 percent and avoided over one million cubic yards of landfill disposal.

•	Since 2009, we have helped residential and business customers save over $1 billion dollars with energy efficiency programs.

•	We announced a Large Customer Renewable Energy Tariff program in 2017 which allows large job-providing companies to elect to generate 100 percent of their energy with renewable sources from Consumers.

Our environmental leadership has been recognized by a number of third party surveys, including the following:

•	Consumers was ranked as one of the Top 10 Greenest Companies in the Nation and the #1 company in Michigan in Newsweek’s annual rankings.

•	We scored highest for sustainability performance among U.S. utility companies for the second consecutive year and ranked 16th among 195 global utilities, as assessed by Sustainalytics.

•	We received the 2017 Governor’s Excellence in Recycling Award from the Michigan Department of Environmental Quality.

We provide extensive public reporting and are forthcoming in disclosures about our environmental stewardship and long-term strategy. We address issues related to climate change in SEC, Environmental Protection Agency and other regulatory agency filings, and by voluntarily reporting our climate risk strategy and related data to CDP (formerly known as the Carbon Disclosure Project). Additionally, we continually update and enhance disclosures relating to sustainability efforts on our website and in our Sustainability Report, which provide a better understanding of the breadth and depth of our climate-related planning and practices and can be found at https://www.consumersenergy.com/community/sustainability.

To further evidence our continued commitment to the environment, we announced in February 2018 new breakthrough environmental goals, which include plans to reduce Consumers’ carbon emissions by 80 percent and use zero coal to generate electricity by 2040. We also announced new five year environmental goals for Michigan’s water, waste and land, including:

1)	saving 1 billion gallons of water;

2)	reducing waste to landfills by 35 percent; and

3)	enhancing, restoring or protecting 5,000 acres of land in Michigan.

Consumers also plans to submit an integrated resource plan (“IRP”) to the Michigan Public Service Commission, which will address the strategic roadmap for reaching our clean energy goal by 2040, and is currently developing a climate assessment report that will address the long-term implications of our electric energy supply fuel mix and capital expenditure plans. The climate assessment report will be made available to shareholders by November 30, 2018.

8

We have created a cleaner, more sustainable energy future by taking a leadership position in reducing air emissions and water usage, saving landfill space and boosting the amount of renewable energy supplied to customers. We have also provided, and intend to continue providing, appropriate disclosures to our shareholders regarding climate change and the risks it poses.

Shareholder Engagement

Management regularly participates in investor and industry conferences to discuss performance, environmental, social and governance topics.

As part of our overall corporate governance, we have an on-going outreach program to develop and maintain communication with our investors in regard to governance and compensation issues. We value these discussions and the Board considers pertinent feedback when evaluating corporate governance and compensation issues. In addition, management regularly participates in investor and industry conferences throughout the year to discuss performance, environmental, social and governance topics, and share its perspective on business and industry developments. Shareholders may also contact the Board with any inquiry or issue, by the methods described below and the Board will respond as appropriate.

In November 2017, we received a shareholder resolution from the Sisters of the Presentation of Aberdeen, South Dakota (“PBVM”), asking CMS to publish an assessment (at reasonable cost and omitting proprietary information) of the long-term impacts on the company’s portfolio, of public policies and technological advances that are consistent with limiting global warming to no more than two degrees Celsius over pre-industrial levels.  We had constructive discussions with the proponent and agreed that CMS will publish a Climate Assessment Report by November 30, 2018 to satisfy this request. PBVM withdrew their proposal based on this commitment. Consistent with past practice, we remain committed to engaging with investors.

Board Communication Process

Interested parties, including shareholders, employees or third parties can communicate with the Board, Committee, the independent directors as a group, or an individual director, including our Chairman, by sending written communications to the Corporate Secretary, One Energy Plaza, Jackson, Michigan 49201. Envelopes should be clearly marked “Board Communication” or “Director Communication”.

The Corporate Secretary will review and forward, as appropriate, such correspondence in order to facilitate communications with the Board or its Committees, the independent directors or individual members.

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Any shareholder, employee or third party who wishes to submit a compliance concern to the Board or applicable Committees, including complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee, may do so by any of the following means:

All such communications will be reviewed by the Chief Compliance Officer (who reports directly to the Audit Committee) prior to being forwarded to the Boards or applicable Committees or directors, as appropriate.

Identification of Director Candidates

The Governance Committee is responsible for identifying and evaluating director candidates, seeking candidates to serve on the Board consistent with criteria approved by the Board, and recommending a slate of candidates for election at the Annual Meeting. There are numerous steps in identifying director candidates.

The Governance Committee will consider shareholder-recommended director nominees in accordance with the requirements of our Bylaws. The information that must be included and the procedures that must be followed by a shareholder wishing to recommend a director candidate for the Board’s consideration are the same as would be required under our Bylaws if the shareholder wished to nominate that candidate directly. The Governance Committee will consider director candidates recommended by shareholders on the same basis that the Governance Committee evaluates other nominees for director.

CMS Bylaws also permit a shareholder, or a group of up to 20 shareholders, who have owned continuously for at least three years a significant amount of the outstanding shares of common stock of

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the Corporation (at least 3%) to submit director nominees (not greater than two or 20% of the Board) for inclusion in its proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements in the CMS Bylaws.

A director nomination that is not submitted for inclusion in our proxy statement but instead is sought to be presented directly at the Annual Meeting, must comply with the advance notice provisions in our Bylaws.

Any recommendation or nomination submitted by a shareholder regarding a director candidate must be submitted within the time frame provided in the Bylaws for director nominations and must include (a) a statement from the proposed nominee that he or she has consented to the submission of the recommendation or nomination and (b) such other information about the proposed nominee(s) and/or nominating shareholder(s) as is required by our Bylaws.

Written notice must be sent to the Corporate Secretary, One Energy Plaza, Jackson, Michigan 49201. You may access the Bylaws at www.cmsenergy.com/corporategovernance.

Director Candidate Qualifications

Director candidates are sought whose particular background, experiences or qualities meet the needs of the Board. The Board values high standards of integrity, business ethics and sound judgment, which add value, perspective and expertise to the Board’s deliberations. The Governance Committee assesses, on a regular basis, the qualifications needed by the Board in light of the Board’s current composition and recommends changes to the Board when appropriate; and determines from time to time other criteria for selection and retention of Board members. The Governance Committee has not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that our directors must possess. Although the Governance Committee has not established a formal policy on diversity, it has adopted, as a general guideline, that the Board will include a broad spectrum of diverse business, political, academic, demographic and social interests. The Governance Committee takes a wide range of factors into account in evaluating the suitability of director candidates, including experience in business, leadership, regulated utility, sustainability and environment, governance, accounting, finance, legal, information technology, lean practices, and compensation and human resources, which will bring a diversity of thought, perspective, approach and opinion to the Board. The Governance Committee does not have a single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

Director Tenure

The Board believes that diversity in tenure adds value, perspective and expertise to the Board’s deliberations, with longer-tenured directors bringing a deep understanding of the Corporation and shorter-tenured directors bringing a fresh perspective. Over the past three years, the Board has added four new directors. As stated in our Principles, Directors (other than the CEO) first elected after January 2017, may not serve on the Board for more than 15 years and committee chairs (other than the Executive Committee) may not serve for more than five years. In addition, as stated in our Principles,

Directors cannot stand for re-election after reaching the age of 75. Currently, the Board consists of 11 directors. However, Lochner has attained the mandatory retirement age of 75, therefore, effective with the 2018 Annual Meeting, the size of the Board will be reduced by one member to a total of 10 members.

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Director Independence

Directors Barfield, Butler, Darrow, Ewing, Harvey, Lochner, Soto, Sznewajs, and Wright are “independent” and Director Richard M. Gabrys who retired in 2017 was independent, as determined by the Board, based on review of the NYSE listing standards, applicable rules and regulations of the SEC, our more stringent Independence Standards, as set forth in our Principles, and taking into consideration all business relationships between the Corporation and its subsidiaries and each non-employee Director. Russell is not independent because he has been an employee of the Corporation within the last three years. Poppe is not independent due to her employment relationship with the Corporation.

The Board identified the following relationships which were deemed immaterial to such Directors’ independence:

•	Charitable contributions made to organizations of which certain of our Directors are affiliated.

•	Purchases and sales of services, commodities, materials or equipment, to and from entities, during the ordinary course of business, on which certain of our Directors serve and all such transactions were significantly below one percent of the consolidated gross revenues of the counterparty to the transaction.

•	Participation in a venture capital fund which supports the growth of venture capital in Michigan and on which Gabrys serves as a director.

•	Retail electricity or natural gas purchases from Consumers at rates or charges fixed in conformity with law or governmental authority.

In addition, the Board has affirmatively determined that each member of the Audit Committee and Compensation Committee is independent under NYSE listing standards, rules and regulations of the SEC and, if applicable, the Internal Revenue Code (“IRC”).

The Independence Standards, adopted by the Board as part of our Principles, can be found at www.cmsenergy.com/corporategovernance.

CMS Majority Voting Standard

Under the CMS Articles of Incorporation, CMS Bylaws and our Principles, any director nominee who receives less than a majority of the votes cast by the CMS shareholders at a regular election shall promptly tender his or her resignation. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director, not counting abstentions. Upon receipt of such a tendered resignation, the CMS Governance Committee shall consider and recommend to the CMS Board whether or not to accept the resignation. The CMS Board will act on the CMS Governance Committee’s recommendation within 90 days following certification of the shareholder vote, and contemporaneously with that action will cause CMS to publicly disclose the CMS Board’s decision whether to accept or decline such director’s resignation offer (and the reasons for rejecting the resignation offer, if appropriate). The director who tenders his or her resignation pursuant to the standard will not be involved in either the CMS Governance Committee’s recommendation or the CMS Board’s decision to accept or decline the resignation. Due to complications that arise in the event of a contested election of directors, this standard would not apply in that context, and the underlying plurality vote requirement of Michigan law would control any contested director elections.

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Director Education

Board members are expected to attend at least one continuing education program annually, sponsored by a recognized utility industry or corporate governance organization. All director nominees attended at least one continuing education program in 2017.

Also, we have an internal director education program. The internal program includes corporate and industry information disseminated through orientation programs, business training modules and reports and operational site visits.

Board, Committee and Director Evaluations

The Board is committed to continuous self-improvement, and Board and Committee evaluations are an important tool for promoting effectiveness. The Board conducts a performance evaluation annually and periodically engages a third party to conduct individual peer evaluations. The Governance Committee, in consultation with the Chairman, oversees the Board, Committee and Director evaluation processes.

Board and Committee evaluations are conducted for the Board and each standing Committee. Each Director participates in the process by completing a questionnaire that reviews the previous year’s performance. The questionnaire assesses, among other items, board: 1) effectiveness, 2) meeting procedures, 3) operations, 4) composition, 5) accountability, and 6) future challenges. Directors may choose to provide their feedback anonymously. The Directors then discuss the evaluation results in executive session. Policies and practices are then updated to address feedback, as appropriate.

Director peer evaluations provide Directors an opportunity to evaluate each other and identify opportunities for their own growth and development. Peer evaluations and development follow-ups are facilitated by an independent third party and include confidential, open-ended, one-on-one interviews with each Director. The Board has conducted these periodic peer evaluations since 2008. The next peer evaluation cycle will begin in 2018.

Board and Committee Information

The CMS Board met 7 times and the Consumers Board met 6 times during 2017. Our Principles state the expectation that each director will attend all scheduled board and committee meetings of which he or she is a member, as well as the Annual Meeting. All Directors serving during 2017 attended more than 75% of the Board and assigned committee meetings. Overall, the Directors attended 95% of the Board and assigned committee meetings. All Directors attended the 2017 Annual Meeting.

The Board has five standing Committees including an Audit Committee, Compensation Committee, Executive Committee, Finance Committee and Governance Committee. The members and the responsibilities of the standing Committees of the Boards are listed below. Other than the Executive Committee, of which Russell serves as Chair, each Committee is composed entirely of “independent” directors, as that term is defined by the NYSE listing standards and the Principles described above. Committees may also invite members of management or others to attend as they determine appropriate. Poppe and Russell routinely attend committee meetings.

On a regularly-scheduled basis, the non-employee directors meet in executive session (that is, with no employee directors present) and may invite such members of management to attend as they determine appropriate. At least once each year, the independent directors meet in executive session in conformance with the NYSE listing standards. In 2017, the CMS independent Directors met 3 times and the Consumers independent Directors met 2 times. In 2017, Presiding Director Harvey presided over the executive sessions of independent directors.

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Committees	Members	Primary Responsibilities	2017 Meetings
	*Committee Chairperson		CMS	Consumers
Audit Committee	Jon E. Barfield+ Philip R. Lochner, Jr.(1) Myrna M. Soto John G. Sznewajs+ Laura H. Wright*+ + “Audit Committee Financial Expert” as such term is defined by the SEC. All members are financially literate.

•  Oversee the integrity of consolidated financial statements and financial information, the financial reporting process and the system of internal accounting and financial controls and to retain independent auditors.

•  Pre-approve all audit and non-audit services provided by the independent auditors, assess the independent auditors’ qualifications and independence and review the independent auditors’ performance.

•  Oversee compliance with applicable legal and regulatory requirements and with the Codes.

•  Oversee our risk management policies, controls and exposures, including cyber.

•  Review the performance of the internal audit function and prepare the Report of the Audit Committee for inclusion in the Proxy Statement.

			7	7
Compensation and Human Resources Committee	Deborah H. Butler Kurt L. Darrow* Stephen E. Ewing William D. Harvey

•  Review and approve the executive compensation structure and policies and set the CEO compensation level.

•  Review and recommend to the Boards incentive compensation plans, review and approve the grant of stock and other stock-based awards pursuant to the incentive plans and review and approve corporate financial and business goals and target awards, and the payment of performance incentives, pursuant to the annual incentive plans.

•  Produce an annual report of the Compensation Committee to be included in the Proxy Statement as required by SEC rules and regulations.

•  Review and approve the CEO’s selection of candidates for officer positions and recommend such candidates to the Board for annual or ad hoc elections.

•  Review and approve officer stock ownership guidelines and compliance.

•  Review and advise the Board concerning the management succession plan and review the organizational and leadership development plans and programs.

			4	4
Finance Committee	Deborah H. Butler Kurt L. Darrow Stephen E. Ewing* John G. Sznewajs Laura H. Wright	• Review and make recommendations to the Board concerning the financing and investment plans and policies. • Approve short- and long-term financing plans. • Approve financial policies relating to cash flow, capital structure and dividends. • Recommend Board action to declare dividends. • Review and approve potential project investments and other significant capital expenditures and monitor the progress of significant capital projects.	4	3
Governance, Sustainability and Public Responsibility Committee	Jon E. Barfield William D. Harvey* Philip R. Lochner, Jr.(1) Myrna M. Soto

•  Establish and review the Principles, consider candidates properly recommended by shareholders, identify and recommend director candidates, consider resignations of directors, and review public responsibility matters.

•  Recommend ways for the Board to enhance overall performance and effectiveness.

•  Annually review the operation and performance of the Board and Committees.

•  Review the Codes and recommend actions to the Board in cases where directors have violated the Directors’ Code.

•  Review stakeholder outreach, stewardship and corporate social responsibility matters and oversee sustainability matters.

•  Review political and charitable contributions.

			3	3
Executive Committee	Kurt L. Darrow Stephen E. Ewing William D. Harvey John G. Russell* Laura H. Wright	• Exercise the power and authority of the Board as may be necessary during the intervals between Board meetings, subject to such limitations as are provided by law or by resolution of the Board.	0	0

(1)	Not standing for re-election in 2018.
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Compensation Risk

Management annually undertakes a comprehensive review of the compensation policies and practices throughout the organization in order to assess the risks presented by such policies and practices.

Following this year’s review, we have determined that such policies and practices are not reasonably likely to have a material adverse effect. Management’s analysis and determination were reported to and reviewed by the Compensation Committee.

Codes of Ethics

We have adopted an employee code of ethics, titled “CMS Energy 2018 Code of Conduct and Guide to Ethical Business Behavior” (“Employees’ Code”) that applies to the CEO, Chief Financial Officer (“CFO”) and Chief Accounting Officer (“CAO”), as well as all other officers and employees of CMS and Consumers. CMS and Consumers have also adopted a director code of ethics titled “Board of Directors Code of Conduct” (“Directors’ Code”) that applies to the members of the Board. The Governance Committee annually reviews the Codes and recommends changes to the Board, as appropriate. The Employees’ Code is administered by the Chief Compliance Officer, who reports directly to the Audit Committee. The Audit Committee oversees compliance with the Codes. Any alleged violation of the Directors’ Code will be investigated by disinterested members of the Audit Committee, or if none, by disinterested members of the Board. The Governance Committee would recommend appropriate action to the Board in the event a determination is made that a director violated the Directors’ Code. The Codes and any waivers of, or amendments or exceptions to, a provision of the Employees’ Code that applies to our CEO, CFO, CAO or persons performing similar functions and any waivers of, or exceptions to, a provision of our Directors’ Code will be disclosed on our website at www.cmsenergy.com/complianceandethics. No such waivers or exceptions have been granted.

Related Party Transactions

CMS, Consumers or their subsidiaries may occasionally enter into transactions with related parties. “Related Parties” include directors or executive officers, beneficial owners of more than 5% of our common stock, family members of such persons, and entities in which such persons have a direct or indirect material interest. As set forth in our Codes, we consider a related party transaction to have occurred when a Related Party enters into a transaction in which we are participating, the transaction amount is more than $10,000 and the Related Party has or will have a direct or indirect material interest (“Related Party Transaction”). Any Related Party Transaction must be reported to us.

In accordance with our Codes and the Audit Committee Charter, Related Party Transactions must be pre-approved by the Audit Committee. In drawing its conclusion on any approval request, the Audit Committee considers the following factors:

•	Whether the transaction involves the provision of goods or services that are available from unaffiliated third parties;

•	Whether the terms of the proposed transaction are at least as favorable as those that might be achieved with an unaffiliated third party;

•	The size of the transaction and the amount of consideration payable to a Related Party;

•	The nature of the interest of the applicable Related Party; and

•	Whether the transaction may involve an actual or apparent conflict of interest, or embarrassment or potential embarrassment when disclosed.
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The policies and procedures relating to the Audit Committee’s approval of Related Party Transactions are found in the Codes, which are available at www.cmsenergy.com/complianceandethics.

Since January 1, 2017, there have been no Related Party Transactions to report.

No Pledging or Hedging

In accordance with our Codes, CMS’ and Consumers’ officers, employees and directors may not engage in pledging or purchasing on margin our securities, “trading” of our securities or selling “short” our securities or buying or selling puts or calls, hedges or other derivative securities relating to our securities, including compensatory awards of equity securities or our securities otherwise held, directly or indirectly, by those persons. For purposes of these Codes, “trading” means a combination or pattern of substantial or continuous buying and selling of securities with the primary objective of realizing short-term gains. Selling “short” is a technique in which investors bet on a stock price falling by selling securities they do not own with the understanding that they will buy them back, hopefully at a lower price.

Management Succession Planning

Our Board engages in an active succession planning process. Our Board selects a CEO and then consults with the CEO concerning the selection of a senior management team and plans for their succession. The management succession plan also includes provisions for CEO succession. Our Compensation Committee regularly reviews succession planning issues and reports to the Board. The Compensation Committee also advises the Board on succession planning, including policies and principles for executive officer selection. CEO evaluations are conducted annually.

2017 CEO Pay Ratio

For the fiscal year ended December 31, 2017, the median of the annual total compensation of all CMS employees (other than Poppe, President and CEO), was $167,636; and the annual total compensation of Poppe was $6,862,295. Based on this information the ratio of the annual total compensation of the President and CEO to the median of the annual total compensation of all CMS employees was 40.9 to 1. Included in the median employee annual total compensation is $61,117 change in pension value. Excluding the change in pension value total compensation was $106,520 resulting in a CEO to median ratio of 64.4 to 1.

SUMMARY COMPENSATION TABLE – CMS ENERGY

	Base Pay	Over Time	Stock Awards	Non-Equity Incentive	Change in Pension Value and Nonqualified Deferred Compensation	All Other Comp	Total	Ratio
Median Employee(1)	$101,253(2)	-	-	$998	$61,117	$4,269	$167,636	40.9
Patricia K. Poppe	$1,100,000	-	$4,263,888	$1,144,000	-	$354,407	$6,862,295

(1)	Median employee occupies an exempt senior level budget and finance role that requires a bachelor’s degree.

(2)	Base salary contains wages of $101,253; premium pay of $0 and overtime pay of $0.
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For the fiscal year ended December 31, 2017, the median of the annual total compensation of all Consumers employees (other than Poppe, President and CEO), was $152,125; and the annual total compensation of Poppe was $6,862,295. Based on this information the ratio of the annual total compensation of the President and CEO to the median of the annual total compensation of all Consumers employees was 45.1 to 1. Included in the median employee annual total compensation is $58,254 change in pension value. Excluding the change in pension value total compensation was $93,871 resulting in a CEO to median ratio of 73.1 to 1.

SUMMARY COMPENSATION TABLE – CONSUMERS

	Base Pay	Over Time	Stock Awards	Non-Equity Incentive	Change in Pension Value and Nonqualified Deferred Compensation	All Other Comp	Total	Ratio
Median Employee(1)	$78,878(2)	$14,820	-	-	$58,254	$173	$152,125	45.1
Patricia K. Poppe	$1,100,000	-	$4,263,888	$1,144,000	-	$354,407	$6,862,295

(1)	Median employee occupies a union skilled journeyman electrical worker that requires completing multi-year employer-sponsored training program.

(2)	Base salary contains premium pay of $3,275.

In determining the median employee for each of CMS and Consumers, our calculation includes all employees as of December 31, 2017. All our employees are U.S. based. Total compensation for purposes of determining the median employee is illustrated below by pay element. We identified each of CMS’ and Consumers’ median employees using these compensation measures, which were consistently applied to all of our employees.

The pay elements that were included in the annual total compensation to identify the median employee are:

•	salary for all full time and part time permanent employees, based on salary level in effect as of December 31, 2017 and hours worked during the year;

•	salary received in fiscal year 2017 for seasonal or temporary employees as of December 31, 2017;

•	annual incentive payment received for performance year 2017;

•	grant date value of stock awards granted in fiscal year 2017;

•	relocation, housing and/or auto allowance paid in fiscal year 2017; and

•	reimbursement for Corporation-paid executive physical during fiscal year 2017.

Once the annual total compensation was calculated for each of our employees using the above measures, the annual total compensation of all employees was ranked except for the President and CEO from lowest to highest, and the median employee was identified.

Once the median employee was determined, we calculated the median employee’s compensation for fiscal year 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K as prescribed for inclusion in the Summary Compensation Table included in this Proxy Statement. With respect to the annual total compensation of our President and CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement.

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Directors’ Compensation

The following table contains director compensation information for 2017.

2017 DIRECTORS’ COMPENSATION TABLE

	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Total
Name (a)	($) (b)	($) (c)	($) (e)
Current Directors:
Jon E. Barfield	110,000	130,000	240,000
Deborah H. Butler	105,000	130,000	235,000
Kurt L. Darrow	115,000	130,000	245,000
Stephen E. Ewing	120,000	130,000	250,000
William D. Harvey	146,250	130,000	276,250
Philip R. Lochner, Jr.	116,250	130,000	246,250
John G. Russell	255,000	130,000	385,000
Myrna M. Soto	110,000	130,000	240,000
John G. Sznewajs	110,000	130,000	240,000
Laura H. Wright	120,000	130,000	250,000
Former Directors:
Richard M. Gabrys	52,083	-	52,083

(1)	Amounts represent the aggregate grant date fair value of the annual equity awards to the non-employee directors. See Note 13, Stock-Based Compensation, to the Consolidated Financial Statements included in CMS’ and Consumers’ Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of the relevant assumptions used in calculating the aggregate grant date fair value pursuant to ASC 718.

(2)	The aggregate number of shares of unvested restricted stock outstanding as of December 31, 2017, for each non-employee Director: Barfield, Ewing, Harvey, Lochner and Wright were 2,861; Butler and Soto were 1,125; and Russell was 74,665. Directors Darrow and Sznewajs and former Director Gabrys have no shares of unvested restricted stock outstanding as of December 31, 2017. The aggregate number of shares of outstanding restricted stock units as of December 31, 2017, for each non-employee Director: Butler and Darrow were 9,483; Sznewajs and Soto were 5,990; and Lochner was 6,563.

Narrative to 2017 Directors’ Compensation Table

Non-employee director compensation is benchmarked annually. Directors who are CMS or Consumers employees do not receive retainers or fees for service on the Board or as a member of any Committee. Non-employee directors receive an annual retainer fee and restricted stock award for service on the CMS and Consumers Boards and additional annual retainer fees for certain Committee positions. Directors are reimbursed for expenses incurred in attending Board or Committee meetings and other company business.

In 2017, directors who were not CMS or Consumers employees each received an annual cash retainer fee. Annual retainer fees are paid based on the number of months served on both the CMS and Consumers Boards in each respective capacity. The annual cash retainer fee received for service in 2017, as well as other fees for director services are set forth below. There are no changes to these fees in 2018.

•	Annual Cash Retainer: $105,000

•	Chairman of the Board: $150,000

•	Presiding Director: $25,000
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•	Chair of the Audit Committee: $20,000

•	Other Members of the Audit Committee: $5,000

•	Chairs of the Compensation, Finance and Governance Committees: $15,000

In May 2017, all then-serving non-employee directors, were awarded a number of shares of restricted stock with a fair market value at the time of award of $130,000. These shares of restricted stock are 100% tenure-based and vest 100% at the next annual meeting date. There are no changes to the restricted stock award amount in 2018. These shares of restricted stock will be 100% tenure-based and vest at the next annual meeting date. Under our Performance Incentive Stock Plan, non-employee directors may defer receipt of their annual equity awards until a deferral date selected by the director. If a deferral election is made by the director, the equity awards subject to the deferral election will be granted as restricted stock units rather than restricted stock awards. Directors Butler, Darrow, Soto, and Sznewajs elected to defer equity in 2017.

Stock ownership guidelines have been adopted by the Board that align further the interests of the directors with the shareholders. Directors are required to hold CMS common stock equivalent in value to five times their annual cash retainer by the end of the fifth calendar year of becoming a director. In the event a director has not met the stock ownership guidelines in the prescribed time frame, in lieu of the director receiving his or her monthly cash retainer, the retainer will be used to purchase CMS common stock until such time as the guideline has been met. All directors currently comply with this stock ownership requirement or are currently expected to comply by the end of their fifth calendar year of becoming a director.

Pursuant to the Directors’ Deferred Compensation Plan (“DCP”), a director who is not an employee may, at any time prior to a calendar year in which cash retainer fees are to be earned, irrevocably elect to defer payment, through written notice, of all or a portion of any of the cash retainer fees that would otherwise be paid to the director. Deferred amounts will be distributed in a lump sum or in annual installments in cash, as specified in the director’s initial election. Fidelity Investments, an independent record keeper, administers the Directors’ DCP. The participant decides how contributions are invested among a broad array of mutual funds selected by and provided by the record keeper. Funds equal to the amounts deferred are transferred to Fidelity Investments. Our payment obligations to the directors remain an unsecured contractual right to a payment. Directors Barfield, Butler, Darrow, Soto, and Sznewajs participated in the DCP in 2017.

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Beneficial Ownership

The following table shows those persons known to us as of March 6, 2018 to be the beneficial owners of more than 5% of CMS or Consumers’ voting securities:

				Number of Shares Beneficially Owned with:
Name and Address of Beneficial Owner	Number of CMS Shares Beneficially Owned (1)	Number of Consumers Shares Beneficially Owned (2)	Percentage of Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (Schedule 13G/A filed on January 23, 2018)	27,534,035	N/A	9.8	23,931,403	None	27,534,036	None
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (Schedule 13G/A filed on February 8, 2018)	30,112,508	N/A	10.67	437,568	131,234	29,596,763	515,745
JP Morgan Chase & Co. 270 Park Ave. New York, NY 10017 (Schedule 13G/A filed on January 18, 2018)	22,266,832	N/A	7.8	20,253,946	151,798	21,935,887	329,490
CMS Energy Corporation One Energy Plaza Jackson, MI 49201	N/A	84,108,789	99.6	84,108,789	None	84,108,789	None

(1)	Based solely upon information contained in Schedules 13G and 13G/A filed by each beneficial owner with the SEC pursuant to Rule 13d-1(b) of the Exchange Act regarding their respective holdings of CMS common stock as of December 31, 2017.

(2)	CMS is the holder of all Consumers’ outstanding common stock consisting of 84,108,789 shares. Neither CMS nor any of its subsidiaries hold any shares of Consumers’ preferred stock.

Each of these Schedule 13G and 13G/A filings indicates that these shares were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of our management, no other person or entity currently owns beneficially more than 5% of any class of CMS or Consumers outstanding voting securities. The Schedules 13G and 13G/A filed by the holders identified above do not identify any shares with respect to which there is a right to acquire beneficial ownership. Except as otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

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The following table shows the beneficial ownership of CMS common stock as of March 6, 2018 by the directors and named executive officers of both CMS and Consumers and by all directors and executive officers as a group:

Name	Number of Shares Beneficially Owned (1)
Jon E. Barfield	21,530
Deborah H. Butler	10,805
Kurt L. Darrow	15,461
Stephen E. Ewing	37,736
William D. Harvey	28,372
Philip R. Lochner, Jr.	55,550
John G. Russell	318,967
Myrna M. Soto	11,982
John G. Sznewajs	8,985
Laura H. Wright	20,786
Patricia K. Poppe	320,642
Rejji P. Hayes	55,430
Thomas J. Webb	137,303
Daniel J. Malone	126,266
Catherine M. Reynolds	127,308
Garrick J. Rochow	81,216
All directors and executive officers (2)(3)	1,600,647

(1)	Restricted stock awards are included in the number of shares shown above. Poppe, Hayes, Webb, Malone, Reynolds and Rochow as well as all other executive officers of CMS and Consumers as a group, held 285,295, 54,565, 36,671, 25,729, 75,840, 48,509 and 176,515 shares of restricted stock, respectively. The number of shares shown above includes the shares that each person or group of persons named in the table has the right to acquire within 60 days of March 6, 2018, including restricted stock units, and no shares are pledged as security. Except for Barfield, whose spouse owns 500 shares of CMS common stock, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	This group includes the directors of CMS and Consumers, and the executive officers of both CMS and Consumers. As of March 6, 2018, the directors and executive officers of CMS and Consumers collectively owned approximately 1.0% of the outstanding shares of CMS common stock. Each of the persons named in the table above individually owns less than 1.0% of the outstanding shares of CMS common stock.

(3)	None of the CMS and Consumers directors or executive officers own any class of Consumers’ voting securities.
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Section 16(a)
Beneficial Ownership Reporting Compliance

Executive officers, Directors and beneficial owners who own more than 10% of the outstanding shares of CMS or Consumers equity securities are required by Section 16(a) of the Exchange Act:

•	to file reports of their ownership and changes in such ownership of CMS or Consumers equity securities or related derivative securities with the SEC and the NYSE; and

•	to furnish management with copies of the reports.

To management’s knowledge, based upon a review of reports filed with the SEC and representations received from our directors and executive officers, during 2017, CMS and Consumers directors, executive officers and more than 10% beneficial owners made all required Section 16(a) filings on a timely basis.

Compensation Discussion and Analysis

In this section, we describe and discuss our executive compensation program, including its objectives and elements, as well as determinations made by the Compensation Committee regarding the compensation of our CEO, our current and former CFO and the three other most highly compensated executive officers of each of CMS and Consumers, who we collectively refer to as our “named executive officers” (“NEOs”). As of December 31, 2017, the NEOs for each of CMS and Consumers are Patricia Poppe (President and CEO), Rejji Hayes (Executive Vice President and CFO), Thomas Webb (former Executive Vice President and CFO and former Vice Chairman), Daniel Malone (Senior Vice President, who has since retired), Catherine Reynolds (Senior Vice President and General Counsel), and Garrick Rochow (Senior Vice President).

Executive Summary

2017 Performance Highlights

In 2017, we continued to develop a lean productivity mindset focused around safety, quality, cost, delivery, and morale. This resulted in our best-ever performance in safety, third quarter electric system reliability (delivery), contact center average speed of answer (quality), customer satisfaction (morale) and customer on-time delivery (delivery). At the same time, we continued our strong financial performance.

We also excelled in many other employee, environmental, and customer areas:

•	Forbes named Consumers as the best large company to work for in Michigan.

•	#1 Company in Michigan in Newsweek’s ‘Green Rating’.

•	CMS Energy scored highest for sustainability performance among U.S. utility companies as assessed by Sustainalytics, for the second consecutive year.
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•	Awarded the Governor’s Energy Excellence Award for our communication/education energy efficiency program.

•	Consumers achieved best ever meter reading rates.

These accomplishments were combined with continued first quartile employee engagement results and a new focus on employee morale through five areas of improvement: (1) new and better ways to serve and support the customer (2) empowering employees to make decisions (3) work–life balance (4) simple processes and (5) problem solving.

Below are some performance highlights:

•	Safety: We recorded the safest year in our history in 2017 and continued improvement in our ultimate goal of sending every employee home safely by reducing safety incidents by 11% from 2016.

•	Quality: We improved contact center average speed to answer by 11% from 2016. We also continued to maintain above industry average electric generating fleet reliability.

•	Cost: We lowered electric operating and maintenance expense in rates by $87 million or 3% annually from 2011 to 2017 and had record participation in energy efficiency and demand response programs.

•	Delivery: We made and met commitments with an 8% increase in on-time delivery from 2016.

•	Morale: Recognized by an independent national survey as the second “Most Trusted Brand,” among combination electricity and natural gas utility customers in the Midwest.

•	Financial: We delivered increased financial performance with 2017 CMS Adjusted (non-GAAP) Earnings Per Share (“EPS”)*, of $2.17 and Incentive EPS of $2.15, both higher than the 2017 target under the Incentive Plan of $2.14.

–	Adjusted average EPS growth of 7% over three and five years.

–	CMS Adjusted Operating Cash Flow* (“OCF”) of $1,645 million is in line with the 2017 target of $1,650 million.

CMS Total Shareholder Return (“TSR”) was 17% and marked the tenth year with performance at or above the median of our Performance Peer Group.

(1)	The companies included in the Performance Peer Group are detailed in the Objectives of Our Executive Compensation Program section of this Compensation Discussion and Analysis.
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Based on these achievements, our CMS Incentive Compensation Plan for CMS and Consumers Officers (“Annual Incentive Plan”) paid out at 141% of target and our long-term incentive (“LTI”) program paid out at 151% of target for the performance-based portion. The LTI performance-based payout was based on awards granted in 2014, with the payout of such awards determined based on CMS’ relative TSR and LTI Earnings Per Share Growth performance from January 1, 2014 to December 31, 2016.

*Under the LTI, CMS Adjusted (non-GAAP) Earnings Per Share (“LTI EPS”) is determined in accordance with Generally Accepted Accounting Principles (“GAAP”), adjusted to exclude the following:

•	losses or gains on asset sales,

•	large restructuring and severance expenses greater than $5 million,

•	legal and settlement costs or gains related to previously sold assets,

•	regulatory recovery for prior year changes, and

•	impacts of Federal tax reform.

*Under the LTI, OCF (“LTI OCF”) is also determined in accordance with GAAP, with adjustments to exclude

•	changes in power supply cost recovery from budget (disallowances excluded),

•	changes in pension contribution,

•	gas-price changes (favorable or unfavorable) related to gas cost recovery in January and February of the following performance year, and

•	impacts of Federal tax reform.

*Under the Annual Incentive Plan, CMS Adjusted (non-GAAP) Earnings Per Share (“Annual Incentive EPS”) is determined in accordance with GAAP, adjusted to exclude the following:

•	losses or gains on asset sales,

•	changes in accounting principles from those used in the budget,

•	large restructuring and severance expenses greater than $5 million,

•	legal and settlement costs or gains related to previously sold assets,

•	regulatory recovery for prior year changes, and

•	impacts of Federal tax reform.

*Under the Annual Incentive Plan, OCF (“Annual Incentive OCF”) is also determined in accordance with GAAP, with adjustments to exclude

•	changes in power supply cost recovery from budget (disallowances excluded),

•	changes in pension contribution,

•	gas-price changes (favorable or unfavorable) related to gas cost recovery in January and February of the following performance year,

•	changes in accounting principles from those used in the budget, and

•	impacts of Federal tax reform.

A reconciliation of all non-GAAP measures found in this Proxy Statement is in Appendix A.

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Program Design

We have designed our executive compensation elements to be balanced and simple, placing emphasis on consistent, sustainable and superior absolute and relative performance. The following elements deliver our executive total direct compensation: base salary, annual incentive and LTI.

BASE SALARY. Base salary is targeted to approximate the median of a peer group made up of companies of similar business profile and size, and to reflect individual performance and internal considerations.

ANNUAL INCENTIVE. Annual incentive awards are based on the achievement of Annual Incentive EPS (70% of annual incentive) and Annual Incentive OCF (30% of annual incentive) goals.

The 2017 Annual Incentive EPS target of $2.14, which represented 6% growth as compared to 2016, was set using the actual 2016 EPS results as the starting point. We have delivered adjusted EPS growth year after year for the last decade. In 2017, the target level of achievement was raised from 5% growth to 6% growth. It reflects a higher level of capital spending and demonstrates the Corporation’s confidence in delivering consistent growth in the range of 6% to 8%.

The Annual Incentive OCF target for 2017 was established based on the Board-approved budget for the year at $1,650 million, which is aligned with our goal of increasing Annual Incentive OCF by $100 million year-over-year.

We pay an annual incentive only if the Annual Incentive EPS or Annual Incentive OCF meet or exceed the threshold levels set in January of each year. Annual Incentive EPS and Annual Incentive OCF are used to determine the annual incentive payout because the Compensation Committee believes that these two metrics are the building blocks for growing the value of the Corporation and are good indicators of how well we are executing our customer focused strategy. We place more weight on Annual Incentive EPS to reflect the Corporation’s and shareholders’ focus on earnings per share growth. The payout may be increased or reduced by 10% based on the results of the operating metrics under the Consumers’ Annual Employee Incentive Compensation Plan (“Consumers Incentive Plan”). We believe that this alignment with operational performance and the broader employee population is an important aspect of our program design.

LONG TERM INCENTIVE. The LTI program consists of performance-based restricted stock (75% of total LTI) and tenure-based restricted stock (25% of total target LTI).

The 2017 performance-based portion is eligible to vest after three years dependent upon our TSR performance and LTI EPS growth (each weighted equally) relative to the Performance Peer Group. The 2017 LTI program is distinct from the annual incentive program in that it focuses on relative multi-year performance rather than absolute one-year performance. The tenure-based portion vests on the third anniversary of the award date.

Our 2017 LTI program is based on relative TSR performance and relative LTI EPS growth because these measures offer a head-to-head comparison of how well our management team performed compared to other management teams in our industry and further motivate management to increase shareholder and customer value through stock price and earnings growth.

We award a portion of equity compensation based on continued employment. The tenure-based restricted stock helps build executive share ownership and alignment with shareholders while serving as an additional retention mechanism that is not subject to the year-to-year fluctuations of any performance measurement although the value is subject to the performance of our stock price.

In 2017, the performance-based restricted stock awards granted in 2015 completed the three-year performance period, with the post-performance period tenure-based vesting satisfied in early 2018. The 2015 performance-based restricted stock awards vested based upon the relative TSR and LTI EPS

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growth performance during the performance period (January 1, 2015 to December 31, 2017). Our TSR for the three-year performance period (January 1, 2015 to December 31, 2017) was 52% while the median TSR for our Performance Peer Group was 34%, placing CMS, by comparison, in the 78th percentile. Our LTI EPS Growth for the three-year performance period (January 1, 2015 to December 31, 2017) relative to the Performance Peer Group will not be known until March 21, 2018.

ADVISORY VOTE. The 2017 CMS advisory vote to approve executive compensation, as described in the 2017 CMS Proxy Statement, resulted in a high level of shareholder support with approximately 98% of votes cast in favor of the proposal. We continued to employ the same performance-oriented program design in 2017.

Best Practices

We annually review all elements of the Corporation’s executive compensation program and, in addition to complying with required rules, we adopt current best practices where appropriate for our business and shareholders. As a result,

We Have …

•	Very limited perquisites. No planes, cars, clubs, security or financial planning. The principal perquisite provided to our executives in 2017 was an annual mandatory physical examination for each NEO;

•	Clawbacks in place for the annual incentive and LTI awards;

•	Stock ownership guidelines for NEOs and directors, which exclude unvested performance-based restricted stock awards when determining compliance;

•	Change-in-control agreements that require a double-trigger for the accelerated vesting of equity awards;

•	A policy that prohibits hedging and pledging of the Corporation’s securities by employees and directors;

•	Annual reviews of our compensation and performance peer groups; and

•	Regular briefings from the Compensation Committee’s independent compensation consultant regarding key trends and legislative and regulatory updates.
We Don’t Have ...

•	Dividends paid on unvested performance-based restricted stock awards. In lieu of dividends, recipients receive additional shares of restricted stock that vest based on the same performance measures applicable to the underlying restricted stock;

•	Employment agreements. Our executive agreements are limited to separation and change-in-control agreements. Base salary and annual incentive separation amounts do not exceed three times the NEO’s base salary and annual incentive amount, with an average of two times; and

•	Tax gross-ups. None of the separation or change-in-control agreements contain tax gross-ups.

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The remainder of this Compensation Discussion and Analysis offers a detailed explanation of our NEO compensation program.

Objectives of Our Executive Compensation Program

The Compensation Committee is responsible for approving the compensation program for our NEOs. The Compensation Committee acts pursuant to its Charter that is annually reviewed by our Board and is available on our website.

Our NEO compensation program is organized around four principles:

•	Align With Increasing Shareholder Value;

•	Enable Us to Compete for and Secure Top Executive Talent;

•	Reward Measurable Results; and

•	Be Fair and Competitive.

Align With Increasing Shareholder Value

We believe that a substantial portion of total compensation should be delivered in the form of at-risk equity in order to further align the interests of our NEOs with the interests of our shareholders and customers. Equity compensation is provided through the Performance Incentive Stock Plan (“Stock Plan”). In 2017, awards were subject to the achievement of relative TSR performance and relative LTI EPS growth goals, each weighted equally, over a three-year performance period from January 1, 2017 to December 31, 2019.

Assuming target performance, the following chart is an illustration of the pay mix for our CEO and our NEOs serving as of December 31, 2017.

Poppe’s pay mix for 2017 was targeted at median levels of the Compensation Peer Group for her position as CEO for the full performance year 2017.

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(1)	This chart reflects actual pay data for purposes of the pay mix for NEOs as of December 31, 2017. Data for Webb have been excluded from this chart.

On May 1, 2017, Hayes succeeded Webb as CFO. In connection with his appointment, Hayes received an annual base salary of $600,000 and his Standard Award Percentage under the Annual Incentive Plan was set at 70% of his base salary prorated for his start date. Hayes received a sign-on incentive of $775,000 in cash, of which $750,000 will have full clawback provision for a voluntary separation or a separation for cause before three years of service. In addition, Hayes received $1,249,978 in tenure-based restricted stock which cliff vests on his third-year service anniversary. In determining Hayes’ compensation levels, the Compensation Committee considered market data and Hayes’ eligibility for the Corporation’s annual LTI program. In particular, the Compensation Committee granted Hayes the tenure-based restricted stock award in recognition that he would not receive a performance-based or tenure-based equity award under the 2017 annual LTI program. In addition, the sign-on incentive was paid to Hayes to induce Hayes to join CMS, considering market practices for new hire incentives.

Webb served as Vice Chairman of CMS and Consumers from May 1, 2017 until his retirement on November 1, 2017. No change in compensation occurred in connection with his appointment as Vice Chairman.

Enable Us to Compete for and Secure Top Executive Talent

Shareholders are best served when we can attract, retain and motivate talented executives. We create a compensation package for NEOs that delivers total compensation generally targeted to approximate the 50th percentile of the market. The Compensation Peer Group consists of energy companies comparable in business focus and size to CMS with which we might compete for executive talent. The Committee also reviews size-adjusted public utility sector and general industry data, where comparable positions are identifiable.

Annually, the Compensation Committee engages a consultant to provide advice and information regarding compensation practices of the Compensation Peer Group as well as additional information from published surveys of compensation in the public utility sector and general industry.

During the Compensation Committee’s review of the CEO’s and other officers’ compensation levels, the Compensation Committee considered the advice and information received from Pay Governance LLC (“Pay Governance”), the Compensation Committee’s independent compensation consultant; however, the Compensation Committee was ultimately responsible for determining the form and amount of

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executive compensation. During the time that Pay Governance has been engaged as the compensation consultant, Pay Governance has not performed any services on behalf of management or otherwise been considered to have a conflict of interest regarding CMS or Consumers. The Compensation Committee must direct and approve any work Pay Governance may undertake on behalf of management.

The Compensation Peer Group data, where available by position, serves as the primary reference point for pay comparisons of utility-specific roles. Broader survey data and published proxy data are also provided by the compensation consultant as a point of reference for utility specific roles and comparisons of general industry roles (primarily for staff positions). Where available by position, Pay Governance gathers compensation data from Willis Towers Watson’s Energy Services Executive Database (which includes approximately 50 investor-owned utilities) and Willis Towers Watson’s General Industry Executive Database (which includes more than 500 participating companies), which it size-adjusts based on CMS’ revenues to provide additional market context to the Compensation Peer Group. In selecting members of the Compensation Peer Group, financial and operational characteristics are considered. The criteria for selection of the Compensation Peer Group included comparable revenue (ranging from approximately 35% to 189% of CMS) relevant industry characteristics, business mix (revenue mix between regulated and non-regulated operations) and availability of compensation and financial performance data.

The 2017 Compensation Peer Group is composed of the companies set forth below. The 2017 Compensation Peer Group is consistent with the Compensation Peer Group used to evaluate 2016 compensation decisions.

Alliant Energy Corporation	Entergy Corporation	PPL Corporation
Ameren Corporation	Eversource Energy	Public Service Enterprise Group Incorporated
Atmos Energy Corporation	Hawaiian Electric Industries, Inc.	SCANA Corporation
CenterPoint Energy, Inc.	NiSource Inc.	Sempra Energy
Consolidated Edison, Inc.	OGE Energy Corp.	TECO Energy, Inc. (1)
DTE Energy Company	Pepco Holdings, Inc.	WEC Energy Group, Inc.
Edison International	Pinnacle West Capital Corporation	Xcel Energy Inc.

(1)	TECO Energy, Inc. was acquired by Emera Incorporated effective July 1, 2016. Standalone pay data for TECO Energy, Inc. was available at the time of the Compensation Peer Group analysis.

The Compensation Committee recognizes that there is a difference between the companies against which we compete for executive talent (“Compensation Peer Group”) and the companies against which we compete for capital (“Performance Peer Group”) and therefore uses different peer groups for these two different purposes. For this reason, the Compensation Committee approved the use of the Compensation Peer Group shown above, for evaluating 2017 NEO compensation decisions and a larger peer group, the Performance Peer Group shown below, as a reference for relative performance. The Performance Peer Group is used to measure relative TSR performance and LTI EPS growth. The Compensation Committee’s rationale for using two peer groups is to provide appropriate comparative companies relative to the different attributes being evaluated for compensation and relative performance purposes. In addition, the larger Performance Peer Group considered by the Compensation Committee was intended to provide for better gradation of resulting performance position than the Compensation Peer Group could have, given its size.

For awards made in 2017, the Performance Peer Group was composed of the publicly traded utilities included in the S&P 500 and S&P Midcap 400 indexes. If a Performance Peer Group company is no longer trading as of the LTI vesting date it is excluded from the LTI performance calculation. As of the 2017 LTI grant dates, the Performance Peer Group consisted of the following companies:

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Alliant Energy Corporation	Exelon Corporation	Pinnacle West Capital Corporation
Ameren Corporation	FirstEnergy Corp.	PNM Resources, Inc.
American Electric Power Company, Inc.	Great Plains Energy Incorporated	PPL Corporation
American Water Works Company, Inc.	Hawaiian Electric Industries, Inc.	Public Service Enterprise Group Incorporated
Aqua America, Inc.	IdaCorp, Inc.	SCANA Corporation
Atmos Energy Corporation	MDU Resources Group, Inc.	Sempra Energy
Black Hills Corporation	National Fuel Gas Company	Southwest Gas Corporation
CenterPoint Energy, Inc.	New Jersey Resources Corp.	The Southern Company
Consolidated Edison, Inc.	NextEra Energy, Inc.	The AES Corporation
Dominion Resources, Inc.	NiSource Inc.	UGI Corporation
DTE Energy Company	Northwestern Corporation	Vectren Corporation
Duke Energy Corporation	NRG Energy, Inc.	WEC Energy Group, Inc.
Edison International	OGE Energy Corp.	Westar Energy, Inc.
Entergy Corporation	ONE Gas, Inc.	WGL Holdings, Inc.
Eversource Energy	PG&E Corporation	Xcel Energy Inc.

Reward Measurable Results

Base salary is reviewed annually and may be adjusted based on a variety of factors including each NEO’s overall performance (both individual and functional) and tenure. The CEO recommends annual base salary adjustments and annual restricted stock awards for all officers, other than the CEO. When making adjustments, the Compensation Committee considers the CEO’s recommendations, along with Compensation Peer Group, internal equity, tenure, and other market data from surveys provided by the independent compensation consultant. CEO base salary is determined solely by the Compensation Committee and considerations include Compensation Peer Group data, other market data and overall Corporation and CEO performance.

Annual incentives, the other form of cash compensation, provide for award opportunities to each NEO under the Annual Incentive Plan. The Annual Incentive Plan pays incentives on the basis of performance for a one-year period. Performance objectives under the Annual Incentive Plan are developed at the start of each year through an iterative process. Management, including executive officers, develops preliminary recommendations for the Compensation Committee’s review and approval. For 2017, the Annual Incentive Plan targeted awards varied from 60% to 100% of each NEO’s base salary, but payout could range from zero to two times the target level depending on performance against specific corporate performance goals.

For 2017, 75% of the equity compensation granted to the NEOs was performance-based, designed to reward measurable results. Vesting of such awards is subject to the achievement of relative TSR performance and relative LTI EPS growth goals, each weighted equally, over a three-year performance period of January 1, 2017 to December 31, 2019.

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The table below illustrates the manner in which: (a) the overall mix of total compensation was allocated between performance-based and fixed elements for each NEO; (b) performance-based compensation was allocated between annual and long-term incentives; and (c) total compensation was allocated between cash and equity. Performance-based pay is generated from shareholder funds and is not included in the rates of Consumers’ electric and gas customers.

2017 TOTAL COMPENSATION MIX TABLE (1)

	Percent of Total Compensation That is:		Percent of Performance-Based Total Compensation That is:		Percent of Total Compensation That is:
	Performance-Based (2)	Fixed (3)	Annual (4)	Long-Term (5)	Cash-Based (6)	Equity-Based (7)
Patricia K. Poppe	83%	17%	21%	79%	34%	66%
Rejji P. Hayes	79%	21%	18%	82%	35%	65%
Daniel J. Malone	69%	31%	27%	73%	49%	51%
Catherine M. Reynolds	69%	31%	26%	74%	49%	51%
Garrick J. Rochow	65%	35%	34%	66%	57%	43%

(1)	For purposes of this table, (i) “total compensation” includes the sum of actual base salary, Annual Incentive Plan target amount and the market value determined on the date of grant (assuming performance-based restricted stock at target and excluding dividend equivalents) of the Stock Plan equity awards; (ii) Annual Incentive Plan and Stock Plan equity award values are each shown at target based on compensation as of December 31, 2017, thus these figures will not match those shown in the 2017 Summary Compensation Table; and (iii) data for Webb has been excluded from this chart.

(2)	Amounts in this column represent Annual Incentive Plan plus Stock Plan equity award value (performance and tenure) divided by total compensation.

(3)	Amounts in this column represent base salary divided by total compensation.

(4)	Amounts in this column represent Annual Incentive Plan divided by Annual Incentive Plan plus Stock Plan equity award value.

(5)	Amounts in this column represent Stock Plan equity award value divided by Annual Incentive Plan plus Stock Plan equity award value.

(6)	Amounts in this column represent base salary plus Annual Incentive Plan divided by total compensation.

(7)	Amounts in this column represent Stock Plan equity award value divided by total compensation.

Be Fair and Competitive

We strive to create a compensation program that is fair and competitive, both internally and externally. This is accomplished by evaluating each NEO’s individual performance and by comparing our NEOs’ compensation to:

•	officers of the Compensation Peer Group (as well as other market data as described above), as a means to measure external fairness; and

•	other senior employees of CMS, as a means to measure internal fairness.

USE OF TALLY SHEETS. At least annually, the Compensation Committee reviews tally sheets for each of the NEOs. These tally sheets reflect all components of compensation, including base salary, short-term (annual) and LTI compensation, retirement benefits, deferred compensation benefits, death benefits, and benefits or payments that would be payable in connection with a termination of employment or change-in-control. Tally sheets are provided to the Compensation Committee to show how various compensation and benefit amounts are interrelated and how a change in one component of compensation impacts other components and to enable the Compensation Committee to quantify amounts payable upon various termination scenarios.

The overall purpose of these tally sheets is to consolidate all of the elements of actual and potential

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future compensation of our NEOs, as well as information about wealth accumulation. Using tally sheets, an analysis can be made of both the individual elements of compensation (including the compensation mix) and the aggregate total amount of actual and projected compensation. Tally sheet information is used in various aspects of the analysis and compensation decision-making process including consideration of the management team’s internal pay equity.

The Elements of Our Executive Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why we chose to include the items in the compensation program.

Cash Compensation

Cash compensation is paid in the form of base salary and annual incentive. Our 2017 compensation program for NEOs was designed so that the percentage of target cash compensation for our NEOs is comparable to the median of the Compensation Peer Group. That strategy resulted in cash-based compensation (as a percentage of total compensation) representing approximately 34% for the CEO and 35% to 57% for the other NEOs serving as of December 31, 2017. The components making up the cash portion of total compensation are described in more detail below.

BASE SALARY. Base salary is included in the NEO’s annual compensation package because we believe it is appropriate that some portion of NEO compensation be provided in a form that is fixed and liquid. Each January, the Compensation Committee determines the base salary for each then-serving NEO. In addition, base salaries may be adjusted during the year to reflect changes in job responsibilities or promotions. In the case of new hires, base salaries are determined based on market data and internal equity. Changes in base salary year-over-year are dependent on comparison to market data, past performance and expected future contributions of each individual. The annual increases in base salaries for NEOs in 2017 were as follows:

	12/31/2016 Base Salary	12/31/2017 Base Salary	Percentage Increase
Patricia K. Poppe	$950,000	$1,100,000	15.8% (1)
Rejji P. Hayes	(2)	$400,000 (2)	-
Thomas J. Webb	$705,000	$705,000 (3)	0%
Daniel J. Malone	$490,000	$510,000	4.1%
Catherine M. Reynolds	$550,000	$600,000	9.1% (1)
Garrick J. Rochow	$440,000	$508,333	15.5% (4)

(1)	The increases in base salary levels for Poppe and Reynolds were made in order to better align their compensation with market data.

(2)	Hayes succeeded Webb as CFO on May 1, 2017. Hayes’ initial base salary level of $600,000 (prorated for hire date as included in above chart) was determined based on market data and internal equity.

(3)	For illustrative purposes only - amount is annualized assuming Webb was an active employee for all of 2017. On May 1, 2017, Webb assumed a new position as CMS and Consumers Vice Chairman until his retirement, effective November 1, 2017. Actual base salary through his November 1, 2017 retirement date was $587,500.

(4)	Percentage increase relates to promotion to Senior Vice President in July 2016, change in role in September 2017 and to better align his compensation with market data.
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ANNUAL INCENTIVE.We use performance-based incentives as an element of compensation because they enable us to provide an incentive to our NEOs to accomplish specific performance priorities for CMS and provide additional cash compensation only if performance goals approved by the Compensation Committee are achieved. Generally, the threshold, target and maximum performance goals are set so that the difficulty in achieving the target level is consistent from year to year. For 2017, the Annual Incentive Plan was based on our success in meeting established earnings per share and operating cash flow goals described later in this Compensation Discussion and Analysis. The performance goals are set to provide consistent earnings growth and cash flow and are based on historical and forecasted financial performance, and analysis of peer performance goal guidelines.

The Annual Incentive Plan allows the Compensation Committee to exercise “negative discretion” to reduce or eliminate payouts, but does not allow discretion to increase payouts.

Target incentives under the Annual Incentive Plan were approved in January 2017 by the Compensation Committee. In determining the amount of target incentives, the following factors were considered:

•	the target incentive level and incentives paid in recent years;

•	the relative importance, in any given year, of each performance goal established pursuant to the Annual Incentive Plan; and

•	the advice of the compensation consultant as to compensation practices at other companies in the Compensation Peer Group and within the utility industry.

Payments under the Annual Incentive Plan can range, on the basis of performance, from 15% (threshold) to 200% (maximum) of the target incentive. There is a minimum payout if either a threshold Annual Incentive EPS performance goal of $0.15 less than target is achieved or a threshold Annual Incentive OCF performance goal of $100 million less than target is achieved and there is a maximum payout if Annual Incentive EPS performance of $0.15 more than target is achieved and Annual Incentive OCF performance of $200 million more than target is achieved.

The following is the payout matrix for the Annual Incentive Plan for 2017. Payouts for performance between performance levels will be determined based on mathematical extrapolation.

	Cash Flow ($ millions)
		<$1,550	$1,550	$1,600	$1,650	$1,700	$1,750	$1,800	$1,850
	< $1.99	None	15%	23%	30%	38%	45%	53%	60%
	$1.99	35%	50%	58%	65%	73%	80%	88%	95%
	$2.07	52%	67%	75%	83%	90%	97%	105%	113%
EPS	$2.14	70%	85%	93%	100%	108%	115%	123%	130%
($)	$2.18	88%	103%	110%	118%	125%	133%	140%	148%
	$2.22	105%	120%	128%	135%	143%	150%	158%	165%
	$2.25	123%	138%	145%	153%	160%	168%	175%	183%
	$2.29	140%	155%	163%	170%	178%	185%	193%	200%

The annual award would be reduced by 10% if no award were earned under the operational metrics of the Consumers Incentive Plan and the award would be increased by 10% (but in no event shall the award exceed the maximum of the target annual incentive) if the maximum payout were achieved under the operational metrics of the Consumers Incentive Plan (potential adjustment referred to as “Consumers Incentive Plan modifier”). This potential adjustment provides linkage of executive compensation with our performance goals related to safety, reliability and customer value. No adjustments to the 2017 Annual Incentive Plan were made as the Consumers Incentive Plan achieved 7 of the 11 operational goals, which did not result in the maximum payout being achieved. See the table below for a listing of the operational goals.

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OPERATING GOALS		PERFORMANCE MEASURE
Meter Read Rate	•	% of Meters Read
Billing Accuracy	•	Number of Invoice Reversals
Regulatory	•	Ranking from Barclays North America
Digital Customer Experience Index (CXi)	•	Forrester Index
Generation Reliability (EFOR)	•	Baseload Generation Equivalent Forced Outage Rate
Employee Safety	•	Incidents or Recordable Incident Rating (must have no fatalities for goal achievement)
Public Safety Gas Infrastructure	• •	Service Lines Replaced Record Accuracy
Distribution Reliability	•	Customer Outage Minutes measured by System Average Interruption Duration Index
Customer Care (All measures must be met)	• • •	Average Speed of Answer Consistency 1st Contact Resolution Digital Customer Adoption
Competitive Price – Gas & Electric	•	Combine: Gas & Electric Residential Bill and Electric Industrial Rate
On Time Delivery of Customer Orders	•	Schedule adherence for Customer Requested Work Orders
Customer Satisfaction Surveys	•	JD Power Customer Satisfaction Surveys

PLAN PERFORMANCE FACTOR. We refer to Annual Incentive EPS and Annual Incentive OCF performance under the Annual Incentive Plan as the “Plan Performance Factor.”

For 2017, Annual Incentive EPS performance constituted 70% of the Plan Performance Factor and Annual Incentive OCF performance constituted the remaining 30% of the Plan Performance Factor. The Compensation Committee believes that the allocation between earnings per share and operating cash flow performance aligns our performance objectives with our Peer Group and our utility-focused strategy.

2017 Annual Incentive EPS was $2.15 which exceeded the target of $2.14, resulting in achievement of 101% of target and a 107% payout for this metric. Annual Incentive OCF was $1,645 million, which was slightly below the target of $1,650 million, resulting in achievement of 99.7% of target and a 98% payout for this metric. The 2017 Plan Performance Factor, reflecting achievement levels of both of these performance goals and weighting assigned to each goal, resulted in a 104% of target award payout.

ANNUAL AWARD FORMULA.Annual awards for each eligible officer are based upon a standard award percentage of the officer’s base salary for the performance year and are calculated and made as follows:

Individual Award = Base Salary X Standard Award Percentage X Plan Performance Factor X Consumers Incentive Plan modifier.

The Standard Award Percentages for officers are determined annually by the Compensation Committee as discussed above. Standard Award Percentages of base salary for NEOs in 2017 were as follows:

Patricia K. Poppe	100%
Rejji P. Hayes (1)	70%
Thomas J. Webb	60%
Daniel J. Malone	60%
Catherine M. Reynolds	60%
Garrick J. Rochow (2)	65%

(1)	Hayes’ standard award percentage was determined based on market data for his role as CFO.
(2)	Rochow’s standard award percentage was 60% from January 1, 2017 to August 31, 2017 and was increased to 65% on September 1, 2017 to align with market data for his role as Senior Vice President, Operations which he assumed in mid-2017.
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A new officer participant, whether hired or promoted to the position, or an officer promoted to a higher Standard Award Percentage during the performance period will receive a pro rata award based on the percentage of the performance year in which the officer is in a particular Standard Award Percentage.

A NEO whose status as an active employee is changed during the performance year due to retirement will receive a pro rata award based on actual performance and the months of service provided during the performance year. Webb’s annual incentive payout was prorated based on his November 1, 2017 retirement date.

Equity Compensation

We have generally followed a practice of making all equity awards to our officers on a single date each year. We do not have any program, plan or practice to time annual equity awards to our executives in coordination with the release of material non-public information. In 2017, annual equity awards were made to the then-serving NEOs in January and are planned to be made in January on an on-going basis. This enables the Compensation Committee to review total compensation holistically at one time and adjust the levels of various compensation elements and compensation mix as necessary for each individual.

STOCK PLAN.As previously indicated, we provide a substantial portion of NEO compensation in the form of equity awards because we believe that such awards serve to align the interests of NEOs with our shareholders and customers. Equity awards to our NEOs are made pursuant to our Stock Plan, which was approved by shareholders in May 2014, and took effect June 1, 2014. The Stock Plan permits awards in the form of stock options, incentive options, stock appreciation rights, restricted stock, restricted stock units, phantom shares and performance units. The minimum vesting period under the stock plan is 36 months for restricted stock, stock options, and stock appreciation rights. No dividends are paid on unvested performance-based stock awards. In lieu of dividends, recipients receive additional shares of restricted stock that vest based on the same performance measures applicable to the underlying restricted stock.

AWARD OF RESTRICTED STOCK. At the present time, we believe that performance-based restricted stock is an effective form of equity compensation because of the alignment it creates with shareholders. After the vesting, there is no holding period requirement as long as specific stock ownership guidelines have been met by the NEO, see Corporate Governance as it Relates to Executive Compensation, Stock Ownership Guidelines, below. The Stock Plan also contains a clawback provision, see Corporate Governance as it Relates to Executive Compensation, Clawback Provisions, below.

Three-quarters of the restricted stock awards have been delivered as performance-based and one-quarter as tenure-based in order to link each NEO’s compensation strongly to the long-term performance of the Corporation. The performance criteria for the performance-based restricted stock awards is a comparison of relative TSR performance and LTI EPS growth to the same criteria of the Performance Peer Group, each weighted equally, utilizing the following relative pay to performance schedule:

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RELATIVE TO PERFORMANCE

Achievement Level	Peer Group	Award Level
Minimum	30th Percentile	50%
Target	Median	100%
70th Percentile	70th Percentile	150%
Maximum	90th Percentile	200%

If absolute TSR performance or LTI EPS growth is negative for the three-year period, the total payout for the three-year period cannot exceed 100% of the total award based on relative TSR performance or LTI EPS growth to the Performance Peer Group. The 20-day stock price averages preceding and including the award date and preceding and including the three-year anniversary of the award date are used to determine the relative TSR performance. The LTI EPS growth is determined over the three-year performance period beginning with the start of the fiscal year of the grant and ending at the close of the third fiscal year. The 2017 tenure-based awards vest if the NEO remains employed by the Corporation on the three-year anniversary of the date of the award, subject to prorated vesting upon an earlier retirement or termination due to disability.

In 2017, the performance-based restricted stock awards granted in 2014 completed the three-year performance period and service requirements. The 2014 performance-based restricted stock awards vested based upon our relative TSR and LTI EPS growth performance. Our TSR for the three-year performance period (January 2014 to December 2016) was 68% while the median TSR for our Performance Peer Group was 47%, placing CMS, by comparison, in the 81st percentile. Our LTI EPS Growth for the three-year performance period (January 2014 to December 2016) was 22% while the median EPS growth for our Performance Peer Group was 13%, placing CMS, by comparison, in the 73rd percentile. This resulted in the 2014 performance-based restricted stock award vesting at 151% of target (TSR=179% and LTI EPS Growth=158%).

In 2018, the performance-based restricted stock awards granted in 2015 completed the three-year performance period and service requirements. The 2015 performance-based restricted stock awards vested based upon our relative TSR and LTI EPS growth performance. Our TSR for the three-year performance period (January 2015 to December 2017) was 52% while the median TSR for our Performance Peer Group was 34%, placing CMS, by comparison, in the 78th percentile. Our LTI EPS Growth for the three-year performance period (January 2015 to December 2017) was 22%. Our LTI EPS Growth for the three-year performance period (January 1, 2015 to December 31, 2017) relative to the Performance Peer Group will not be known until March 21, 2018.

In determining the amount of equity compensation that is provided to each NEO in a given year, we consider factors such as retention and incentive practices, the relative percentages of cash and equity paid by the Compensation Peer Group and other market data. Based on these factors, the CEO recommends to the Compensation Committee restricted stock awards for the NEOs, other than the CEO. The Compensation Committee reviews and approves or modifies the equity grants to the other NEOs. CEO restricted stock awards are determined based principally on overall CEO performance and Compensation Peer Group data.

Increases in 2017 equity target awards were intended to better align equity awards with the market. Poppe’s 2017 equity award value increased as compared to her award value in 2016 as her 2017 awards represented her first annual awards in the CEO position.

Upon hire on May 1, 2017, Hayes received $1,249,978 in tenure-based restricted stock which cliff vests on his third-year service anniversary.

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OPTION GRANTING PRACTICES. There have been no stock option grants since August 2003 and there are no outstanding options. The Compensation Committee periodically considers the use of stock options as part of the current compensation package for officers but has determined not to include stock options for LTI at this time. If a stock option were to be granted, the stock plan prohibits:

•	re-pricing of restricted stock options by reducing the exercise price,

•	buy-backs, and

•	cancellation of previously granted stock options and subsequent re-grant at a lower exercise price than the canceled stock option.

Perquisites

As part of our competitive compensation plan, our NEOs are eligible for limited perquisites provided by or paid for by us, which include an annual mandatory executive physical examination, retired executive survivor benefits and relocation expenses. Perquisites provided to our NEOs are reviewed on a regular basis. In 2017, we paid no relocation expenses to NEOs.

Physical Examination

The annual mandatory physical examinations for all NEOs are at a facility of our choosing and at our expense. The physical is required because the Compensation Committee believes that it is an effective method of protecting the NEOs and us from preventable health-related disruptions.

Retired Executive Survivor Benefit

The retired executive survivor benefit plan, which has been closed to new participants since July 1, 2011, provides a survivor benefit after retirement for certain employees who held high-level management or executive positions prior to their retirement. This self-funded plan is a supplement to the retired employees’ group term life insurance plan. For additional information regarding the retired executive survivor benefit, see Potential Payments upon Termination or Change-in-Control, below.

Post-Termination Compensation

SEVERANCE AND CHANGE-IN-CONTROL BENEFITS. Certain NEOs are eligible to receive severance payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance as well as change-in-control benefits upon a qualifying event or circumstance after there has been a change-in-control of CMS. For additional information regarding severance and change-in-control benefits, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had a qualifying termination or change-in-control occurred on December 31, 2017, see Potential Payments upon Termination or Change-in-Control, below.

We believe that these severance and change-in-control arrangements are an important part of our executive compensation program and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern they may have regarding their own continued employment, prior to or following a change-in-control. These agreements are useful for recruitment and retention as nearly all members of the Compensation Peer Group have comparable terms and conditions in place for their senior employees.

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Deferred Compensation Plans

We have two deferred compensation plans that allow certain employees, including our NEOs, to defer receipt of base salary and/or incentive payments: Deferred Salary Savings Plan (“DSSP”) and the Annual Incentive Plan. The Annual Incentive Plan allows for deferral of up to 100% of the annual incentive award. CMS does not match incentive amounts that are deferred pursuant to the Annual Incentive Plan. Participants have only an unsecured contractual commitment from us to pay the amounts due under both the DSSP and the Annual Incentive Plan. For additional information regarding the DSSP, see DSSP, under Narrative to 2017 Nonqualified Deferred Compensation Table, below.

We offer these plans to be competitive with market practice and to permit highly taxed employees to defer the obligation, at their discretion, to pay taxes on certain elements of compensation that they are entitled to receive. The provisions of the DSSP and the Annual Incentive Plan permit them to do this while also receiving investment returns on deferred amounts. We believe these benefits are useful as retention and recruitment tools as many of the Compensation Peer Group companies provide similar plans to their senior employees.

Tax Qualified Pension and Retirement Plans

The Corporation sponsors tax-qualified pension and retirement savings plans that cover a broad group of employees.

Pension Plan

The Consumers Pension Plan (“Pension Plan”) is a funded, tax-qualified, noncontributory defined-benefit plan that covers salaried employees, including NEOs, hired on or before June 30, 2003. Reynolds, Webb, and Malone participate in the Pension Plan. Webb started receiving benefits under the Pension Plan 45 days after he retired effective November 1, 2017, in accordance with the Pension Plan. For additional information regarding the Pension Plan, see Pension Plan, under Narrative to 2017 Pension Benefits and DB SERP Table, below.

Cash Balance Plan

An interim Cash Balance Plan was in effect for salaried employees hired between July 1, 2003 and August 31, 2005. The Cash Balance Plan is a funded, tax-qualified, noncontributory defined-benefit plan. Benefits under the Cash Balance Plan are based on employees’ earnings and placed in a notional account that grows at a prescribed interest rate and is payable from the general assets of the pension fund. Rochow is a participant in the Cash Balance Plan. All employees in the Cash Balance Plan are now participants in the Defined Company Contribution Plan.

Defined Company Contribution Plan

Salaried employees, including NEOs, hired after June 30, 2003 (including anyone previously eligible for the Cash Balance Plan), are eligible to participate in the Defined Company Contribution Plan (“DCCP”), a tax-qualified, noncontributory, defined contribution plan. We provide a contribution ranging from 5% to 7% of regular compensation based on tenure to the DCCP on behalf of the employee. Poppe, Hayes, and Rochow are the only NEOs covered under the DCCP. For additional information regarding the DCCP, see DCCP, under Narrative to 2017 All Other Compensation Table, below.

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Supplemental Executive Retirement Plans (“SERP”)

The Corporation maintains two supplemental executive retirement plans that allow certain employees, including eligible NEOs, to receive benefits in excess of the benefits that would be payable under the Pension Plan and DCCP.

Defined Benefit SERP

The Defined Benefit SERP (“DB SERP”) is an unfunded plan, paid out of our general assets, which provides an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan (ignoring IRC limits) and the amount payable under the Pension Plan. Any employee, including any NEO, who was hired or promoted to an eligible position after March 31, 2006, is not eligible to participate in the DB SERP. Reynolds and Webb are the only NEOs eligible for the DB SERP. Webb will start receiving benefits under the DB SERP seven months after he retired effective November 1, 2017, in accordance with the DB SERP plan. For additional information regarding the DB SERP, see DB SERP, under the Narrative to 2017 Pension Benefits and DB SERP Table, below.

Defined Contribution SERP

The Defined Contribution SERP (“DC SERP”) is a nonqualified tax deferred defined contribution plan established for employees, including NEOs, not eligible to participate in the DB SERP. Poppe, Hayes, Malone and Rochow participate in the DC SERP. For additional information, see DC SERP, under Narrative to 2017 Nonqualified Deferred Compensation Table, below.

We believe that our pension and retirement plans and the SERPs are a useful part of the NEO compensation program and assist in the retention of our senior executives since benefits increase for each year that these executives remain employed by us and continue their work on behalf of our shareholders and customers. We have considered the issue of potential overlap between the two long-term focused plans (SERPs and equity compensation) and concluded that both are appropriate elements. The SERPs are designed to provide a predictable retirement income, while the equity plan is performance-based and variable and is designed to align the interests of NEOs with our shareholders and customers. Further, we believe both long-term focused plans are consistent with typical market practice and supportive of the philosophy to provide a competitive NEO compensation program.

Employees’ Savings Plans

Under the Employees’ Savings Plan for Consumers and affiliated companies, a tax-qualified defined contribution retirement savings plan (“Savings Plan”), participating employees, including NEOs, may contribute a percentage of their regular earnings into their Savings Plan accounts. For additional information, see Savings Plan, under Narrative to 2017 All Other Compensation Table, below.

We maintain the Savings Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax-efficient.

Corporate Governance as it Relates to Executive Compensation

Stock Ownership Guidelines

We have established stock ownership guidelines for our officers. These guidelines require our officers to maintain or establish an equity stake in CMS and thereby more closely link their interests with those of our shareholders. These stock ownership guidelines provide that, within five years of becoming an officer or receiving a promotion to a higher ownership requirement, each officer must own shares of

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CMS common stock with a value of one to five times base salary, depending on his or her position. Shares of performance-based restricted stock are not counted toward stock ownership guidelines. All then-serving NEOs, were in compliance with these guidelines as of December 31, 2017.

The following table illustrates the required NEO stock ownership guidelines:

Patricia K. Poppe	5 X base salary
Rejji P. Hayes	3 X base salary
Thomas J. Webb	3 X base salary
Daniel J. Malone	2 X base salary
Catherine M. Reynolds	2 X base salary
Garrick J. Rochow	2 X base salary

Failure of an officer to comply with the guidelines shall result in the following:

•	All future restricted stock awards will have sale restrictions until compliance is achieved;

•	If after three years, an officer is not actively making progress toward the guidelines, 50 percent of any annual incentive may be paid in shares of restricted stock at the discretion of the Compensation Committee;

•	After the compliance deadline, officers will not be authorized to sell shares of CMS common stock if such a sale would cause them to drop below the ownership guidelines; and

•	After the compliance deadline, a portion or all of any annual incentive will be paid in shares of restricted stock as necessary to bring the officer into compliance with the ownership guidelines.

Clawback Provisions

The Compensation Committee has approved “clawback” provisions for certain compensation and benefit plans. These provisions provide the Compensation Committee the discretion to require the forfeiture and return of past benefits or awards if there is a restatement of financial results. The Compensation Committee may also, at its discretion, require a return of a benefit or award in the event of a mistake or accounting error in the calculation of such benefit or award.

Shareholder’s Advisory Vote to Approve Executive Compensation

As part of the Compensation Committee’s on-going review of executive compensation, we considered the affirmative 2017 CMS shareholder advisory vote (approximately 98% of the votes cast) to approve executive compensation as described in last year’s Proxy Statement and determined that the current philosophy, objectives and compensation elements continue to be appropriate. As such, the Compensation Committee did not make any changes to our executive compensation programs in response to the 2017 CMS shareholder vote. Despite the overwhelmingly high level of CMS shareholder support, we continue to monitor best practices and emerging trends and engage with our large institutional holders regarding compensation elements.

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Tax Deductibility of Compensation

For 2017, IRC Section 162(m) limits the tax deductibility of compensation in excess of $1 million paid to a corporation’s CEO and to the other three highest compensated executive officers (other than the CFO), unless such compensation qualifies as performance-based and is paid pursuant to a plan that is approved by shareholders of the Corporation. The Annual Incentive Plan awards and performance-based restricted stock were intended to qualify as performance-based compensation. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m), the Compensation Committee may approve nondeductible compensation if necessary or desirable to achieve the goals of our compensation philosophy.

Effective January 1, 2018, federal tax reform changed IRC Section 162(m) to apply to a corporation’s CEO, CFO and to the other three highest compensated executive officers, including former executive officers (“covered employees”) and removed the provision which provided for an exemption for performance-based compensation paid pursuant to a plan which is approved by shareholders of the Corporation. Once the new law’s transition rule expires, these changes will make compensation, other than certain grandfathered arrangements that is greater than $1 million per year paid to covered employees non-deductible.

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Compensation and Human Resources Committee Report

The Compensation Committee of the Board of Directors of CMS and Consumers oversee CMS’ and Consumers’ compensation programs on behalf of the Board. In fulfilling their oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Combined Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in CMS’ and Consumers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and CMS’ and Consumers’ Proxy Statement on Schedule 14A relating to CMS’ and Consumers’ 2018 Annual Meeting of Shareholders each of which will be or has been filed with the SEC.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

Kurt L. Darrow (Chair)
Deborah H. Butler

Stephen E. Ewing

William D. Harvey

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2017 Compensation Tables

2017 Summary Compensation Table

The following table contains compensation information for the NEOs of CMS and Consumers for 2017 and, to the extent required by SEC executive compensation disclosure rules, 2016 and 2015.

2017 SUMMARY COMPENSATION TABLE

		Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total	Total Minus Change in Pension Value and Nonqualified Deferred Compensation Earnings
Name and Principal Position (a)	Year (b)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)	($) (i)	($) (i) – (g)
Patricia K. Poppe (7) President and CEO, CMS and Consumers	2017	1,100,000	-	4,263,888	1,144,000	-	354,407	6,862,295	6,862,295
	2016	775,000	-	1,627,067	923,544	-	156,944	3,482,555	3,482,555
	2015	430,000	-	851,172	376,680	-	76,314	1,734,166	1,734,166
Rejji P. Hayes (8) Executive Vice President and CFO, CMS and Consumers	2017	400,000	775,000	1,249,978	291,200	-	70,243	2,786,421	2,786,421
	2016	-	-	-	-	-	-	-	-
	2015	-	-	-	-	-	-	-	-
Thomas J. Webb (9) Former Executive Vice President and CFO and Former Vice Chairman, CMS and Consumers	2017	587,500	-	1,392,884	366,600	614,276	27,182	2,988,442	2,374,166
	2016	705,000	-	1,271,148	596,430	419,223	33,049	3,024,850	2,605,627
	2015	695,000	-	1,276,757	608,820	-	31,205	2,611,782	2,611,782
Daniel J. Malone Senior Vice President, CMS and Consumers	2017	510,000	-	854,791	318,240	193,930	102,822	1,979,783	1,785,853
	2016	490,000	-	823,700	414,540	132,578	100,551	1,961,369	1,828,791
	2015	465,000	-	813,907	407,340	33,149	88,131	1,807,527	1,774,378
Catherine M. Reynolds Senior Vice President, CMS and Consumers	2017	600,000	-	1,015,195	374,400	1,810,769	27,781	3,828,145	2,017,376
	2016	516,667	-	762,703	437,100	1,210,743	25,192	2,952,405	1,741,662
	2015	450,000	-	664,972	394,200	504,638	18,528	2,032,338	1,527,700
Garrick J. Rochow (10) Senior Vice President, CMS and Consumers	2017	508,333	-	629,411	326,300	114	111,761	1,575,919	1,575,805
	2016	-	-	-	-	-	-	-	-
	2015	-	-	-	-	-	-	-	-

(1)	The amounts reported in this column include amounts deferred by the NEOs.

(2)	Amount relates to Hayes cash sign-on bonus.

(3)	The amounts represent the aggregate grant date fair value of the awards, which, with respect to those awards with a performance component, is based upon the probable outcome of the performance conditions, determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation (ASC 718) and take into account the expected CMS common stock dividend yield associated with the 2015, 2016 and 2017 awards. See Note 13, Stock-Based Compensation, to the Consolidated Financial Statements included in CMS’ and Consumers’ Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of the relevant assumptions used in calculating the aggregate award date fair value pursuant to ASC 718. The TSR vesting condition related to the performance-based restricted stock awards is considered a market condition and not a performance condition under ASC 718. Accordingly, there is no grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions. The LTI EPS growth vesting condition is a performance condition under ASC 718.
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The 2017 grant date fair value for the LTI EPS growth performance-based restricted stock was $1,574,995 for Poppe; $0 for Hayes; $514,507 for Webb; $315,750 for Malone; $374,985 for Reynolds; and $232,509 for Rochow.

The grant date fair value for the LTI EPS growth performance-based restricted stock, assuming the maximum achievement of the performance goals, would have been $3,149,990 for Poppe; $0 for Hayes; $1,029,014 for Webb; $631,500 for Malone; $749,969 for Reynolds; and $465,018 for Rochow. No special stock award was granted to Webb as result of his appointment to the position as CMS and Consumers Vice Chairman on May 1, 2017.

(4)	The amounts reported in this column for 2017 consist of cash incentive awards earned in 2017 under our Annual Incentive Plan.

(5)	This column does not reflect compensation paid to the NEO but instead represents the aggregate annual increase, as of December 31, 2015, December 31, 2016, and December 31, 2017, in actuarial values of each of the NEO’s benefits under our Pension Plan (including the Cash Balance Plan) and DB SERP. The actuarial values are calculated pursuant to Financial Accounting Standards Board Accounting Codification Topic 715, Compensation – Retirement Benefits (ASC 715), and take into account discount rates and implementation of the current 2017 mortality table. See Note 12, Retirement Benefits, to the Consolidated Financial Statements included in CMS’ and Consumers’ Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of the relevant assumptions used in determining these amounts. Poppe, Hayes, and Rochow do not participate in the Pension Plan or DB SERP; however, Rochow was covered by the cash balance provisions of the Pension Plan. Malone does not participate in the DB SERP. An amount is not included in this column for Webb for 2015 since the net change in the present value of his accumulated benefits under the Consumers Pension Plan and DB SERP were negative amounts $(137,293).

(6)	Detail supporting all other compensation for 2017 is reflected in the 2017 All Other Compensation Table, below.

(7)	Poppe was promoted to president and CEO, CMS and Consumers, in July 2016. In recognition of her new role and responsibilities, the Committee increased Poppe’s base salary to $950,000 and increased her target annual incentive to 100% of base salary. No stock award was granted to Poppe as result of her election as CMS and Consumers president and CEO.

(8)	Effective May 1, 2017, Hayes was appointed to the position of CFO, CMS and Consumers.

(9)	Webb retired effective November 1, 2017.

(10)	Rochow was not a NEO prior to 2017.

Narrative to 2017 Summary Compensation Table

Employment Agreements

During 2017, none of the NEOs were employed pursuant to a traditional employment agreement with CMS or Consumers. Poppe, Hayes, Malone, Reynolds, and Rochow have each entered into a Change-in-Control Agreement and an Officer Separation Agreement. Webb was previously a party to an Executive Severance Agreement that also contained change-in-control provisions. Please see Potential Payments Upon Termination or Change-in-Control, below, for a description of such agreements.

Restricted Stock Awards

Please see Compensation Discussion and Analysis, The Elements of Our Executive Compensation Program, Equity Compensation, above for a description of the Stock Plan, pursuant to which restricted stock is awarded.

Cash Incentives

In 2017, the Compensation Committee established potential cash incentives for each of our NEOs under the Annual Incentive Plan. The amount of the potential incentive was tied to satisfaction of Annual Incentive EPS and Annual Incentive OCF targets approved by the Compensation Committee. The Annual Incentive Plan incentives were earned by the NEOs at 107% of the target level for Annual Incentive EPS and at 98% of the target level for Annual Incentive OCF for a combined total payout of 104% of the target level and are reported as “Non-Equity Incentive Plan Compensation” in the 2017 Summary Compensation Table. Please see Compensation Discussion and Analysis, The Elements of Our Executive Compensation Program, Cash Compensation,

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above for a description of the Annual Incentive Plan.

Salary and Incentive in Proportion to Total Compensation as Defined by the 2017 Summary Compensation Table

Our NEOs generally receive from 34% to 57% of their compensation in the form of base salary and cash incentive awards under our Annual Incentive Plan. As noted above, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. We believe that our current compensation program gives our NEOs substantial alignment with shareholders, while also permitting us to provide incentive to the NEO to pursue specific annual and long-term performance goals. Please see Compensation Discussion and Analysis, Objectives of Our Executive Compensation Program, above for a description of the objectives of our compensation program and overall compensation philosophy.

2017 All Other Compensation Table

We provide our NEOs with additional benefits that we believe are reasonable, competitive and consistent with CMS’ and Consumers’ overall executive compensation program. The following table contains information regarding these other benefits for 2017.

2017 ALL OTHER COMPENSATION TABLE

	Registrant Contributions to Employees’ Savings Plan and DCCP	Registrant Contributions to Nonqualified Deferred Compensation Plans (1)	Life Insurance Premium	Other (9)	Total
Name	($)	($)	($)	($)	($)
Patricia K. Poppe	27,000 (2)	323,482 (3)	1,440	2,485	354,407
Rejji P. Hayes	14,744 (4)	52,150 (5)	864	2,485	70,243
Thomas J. Webb	10,800	12,700	1,197	2,485	27,182
Daniel J. Malone	10,681	88,554 (6)	1,102	2,485	102,822
Catherine M. Reynolds	10,800	13,200	1,296	2,485	27,781
Garrick J. Rochow	28,067 (7)	80,111 (8)	1,098	2,485	111,761

(1)	The amounts reflected in this column are also disclosed in the subsequent 2017 Nonqualified Deferred Compensation Table (column (c)).

(2)	Includes $16,200 contributed by the Corporation under the DCCP.

(3)	Includes $290,282 contributed by the Corporation under the DC SERP and $33,200 contributed by the Corporation under the DSSP.

(4)	Includes $5,750 contributed by the Corporation under the DCCP.

(5)	Includes $46,750, contributed by the Corporation under the DC SERP and $5,400 contributed by the Corporation under the DSSP.

(6)	Includes $78,954 contributed by the Corporation under the DC SERP and $9,600 contributed by the Corporation under the DSSP.

(7)	Includes $18,900 contributed by the Corporation under the DCCP.

(8)	Includes $70,578 contributed by the Corporation under the DC SERP and $9,533 contributed by the Corporation under the DSSP.

(9)	The amounts reflected in this column represent the maximum amount expended on an individual mandatory annual executive physical examination for a NEO. The maximum amount is used for all NEOs to ensure that no protected health-related information is disclosed.
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Narrative to 2017 All Other Compensation Table

DCCP

Salaried employees, including NEOs, hired after June 30, 2003 are eligible to participate in the DCCP. Under the DCCP, CMS provides a contribution based on regular compensation tiered for tenure as follows: 0-5 years equals 5% (unless hired before January 1, 2016, 6%), 6-11 years equals 6% and 12 plus years equals 7%, up to the IRC compensation limit ($270,000 for 2017), to the DCCP on behalf of the employee which vests immediately and is payable upon termination of employment. Poppe, Hayes and Rochow are the NEOs covered under the DCCP and are eligible to receive a contribution equal to 6%, 5%, and 7%, respectively, of regular compensation.

Savings Plan

Under the Savings Plan for Consumers and affiliated companies, participating employees may contribute a percentage of their regular earnings into their Savings Plan accounts. NEOs, because they are considered highly compensated, may only contribute up to 20%, subject to the IRC annual dollar limit. In addition, under the Savings Plan, an amount equal to 100% of the first 3% and 50% of the next 2% of employees’ regular earnings contributions are matched by the Corporation. The matching contribution is allocated among the participant employees’ investment choices. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59½, subject to certain exceptions set forth in the IRC regulations.

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2017 Grants of Plan-Based Awards Table

The following table summarizes non-equity and equity awards made to our NEOs during 2017.

2017 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock	Grant Date Fair Value of Stock
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Awards Number Shares of Stock (3) (#) (i)	Awards (4) ($) (j)
Patricia K. Poppe	1/18/2017	–	–	–	37,331	74,662	149,324	–	3,213,863
	1/18/2017	–	–	–	–	–	–	24,888	1,050,025
	–	165,000	1,100,000	2,200,000	–	–	–	–	–
Rejji P. Hayes	5/1/2017	–	–	–	–	–	–	27,685	1,249,978
	–	42,000	280,000	560,000	–	–	–	–	–
Thomas J. Webb (5)	1/18/2017	–	–	–	12,195	24,390	48,780	–	1,049,879
	1/18/2017	–	–	–	–	–	–	8,130	343,005
	–	52,875	352,500	705,000	–	–	–	–	–
Daniel J. Malone	1/18/2017	–	–	–	7,484	14,968	29,936	–	644,305
	1/18/2017	–	–	–	–	–	–	4,989	210,486
	–	45,900	306,000	612,000	–	–	–	–	–
Catherine M.	1/18/2017	–	–	–	8,888	17,776	35,552	–	765,177
Reynolds	1/18/2017	–	–	–	–	–	–	5,926	250,018
	–	54,000	360,000	720,000	–	–	–	–	–
Garrick J. Rochow	1/18/2017	–	–	–	5,511	11,022	22,044	–	474,447
	1/18/2017	–	–	–	–	–	–	3,673	154,964
	–	47,063	313,750 (6)	627,500	–	–	–	–	–

(1)	These amounts consist of cash awards under our Annual Incentive Plan. For each NEO, the payment was 104% of target and is reported as Non-Equity Incentive Plan Compensation in the 2017 Summary Compensation Table. These cash awards were granted and earned in 2017, with the payouts approved by the Compensation Committee in early February 2018 and the awards paid in early March 2018.

(2)	These awards consist of the performance-based restricted stock awarded under our Stock Plan. Seventy-five percent (75%) of the 2017 annual restricted stock awards were performance-based and vest 100% three years after the original award date, contingent on a comparison of TSR performance and LTI EPS growth to the Performance Peer Group during the January 1, 2017 to December 31, 2019 performance period.

(3)	Other than the award to Hayes these awards consist of the remaining 25% of the 2017 annual restricted stock awards awarded under our Stock Plan that vest based upon tenure only on the three-year anniversary of the award date. The award to Hayes represents his sign-on grant of tenure-based restricted stock, which vests on the third anniversary of the award date.

(4)	The amounts in column (j) are based upon the aggregate grant date fair value of the awards reported in columns (g) and (i) as determined pursuant to ASC 718, based upon probable outcome of the performance-based vesting conditions. See Note 13, Stock-Based Compensation, to the Consolidated Financial Statements included in CMS’ and Consumers’ Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC 718.

(5)	Due to his retirement on November 1, 2017, Webb forfeited 17,614 performance-based shares and 5,872 tenure shares from his 2017 annual restricted stock grant.

(6)	Rochow’s target award is prorated - a portion was calculated based on 60% of his base salary of $500,000 and a portion was calculated based on 65% of his base salary of $525,000 due to his change in position effective September 1, 2017.

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The following tables provide information regarding unvested restricted stock awards for each of the NEOs at December 31, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017 TABLES

Outstanding Equity Awards – Patricia K. Poppe

	Option Awards				Stock Awards
Grant Date and Vest Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (5) (6)
	(#) (b)	(#) (c)	($) (d)	($) (e)	(#) (f)	($) (g)	(#) (h)	($) (i)
1/21/2015-1/21/2018	–	–	–	–	5,374	254,190	–	–
1/21/2015-1/21/2018 (1)	–	–	–	–	15,099	714,183	–	–
1/21/2015-3/21/2018 (2)	–	–	–	–	17,670	835,791	–	–
1/20/2016-1/20/2019	–	–	–	–	11,124	526,165	–	–
1/20/2016-1/20/2019	–	–	–	–	–	–	35,368	1,672,906
1/20/2016-3/21/2019	–	–	–	–	–	–	35,368	1,672,906
1/18/2017-1/18/2020	–	–	–	–	24,888	1,177,202	–	–
1/18/2017-1/18/2020	–	–	–	–	–	–	76,776	3,631,505
1/18/2017-3/20/2020	–	–	–	–	–	–	76,776	3,631,505
11/13/2014-1/13/2019	–	–	–	–	20,000	946,000	–	–
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Outstanding Equity Awards – Rejji P. Hayes

	Option Awards				Stock Awards
Grant Date and Vest Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (5) (6)
	(#) (b)	(#) (c)	($) (d)	($) (e)	(#) (f)	($) (g)	(#) (h)	($) (i)
5/1/2017-5/1/2020	–	–	–	–	27,685	1,309,501	–	–

Outstanding Equity Awards – Thomas J. Webb

	Option Awards				Stock Awards
Grant Date and Vest Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (5) (7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (5) (6)
	(#) (b)	(#) (c)	($) (d)	($) (e)	(#) (f)	($) (g)	(#) (h)	($) (i)
1/21/2015-1/21/2018	–	–	–	–	–	–	–	–
1/21/2015-1/21/2018 (1)	–	–	–	–	21,386	1,011,558	–	–
1/21/2015-3/21/2018 (2)	–	–	–	–	25,028	1,183,824	–	–
1/20/2016-1/20/2019	–	–	–	–	–	–	–	–
1/20/2016-1/20/2019	–	–	–	–	–	–	16,884	798,613
1/20/2016-3/21/2019	–	–	–	–	–	–	16,884	798,613
1/18/2017-1/18/2020	–	–	–	–	–	–	–	–
1/18/2017-1/18/2020	–	–	–	–	–	–	6,968	329,586
1/18/2017-3/20/2020	–	–	–	–	–	–	6,968	329,586
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Outstanding Equity Awards – Daniel J. Malone

	Option Awards				Stock Awards
Grant Date and Vest Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (5) (6)
	(#) (b)	(#) (c)	($) (d)	($) (e)	(#) (f)	($) (g)	(#) (h)	($) (i)
1/21/2015-1/21/2018	–	–	–	–	5,139	243,075	–	–
1/21/2015-1/21/2018 (1)	–	–	–	–	14,437	682,870	–	–
1/21/2015-3/21/2018 (2)	–	–	–	–	16,896	799,181	–	–
1/20/2016-1/20/2019	–	–	–	–	5,631	266,346	–	–
1/20/2016-1/20/2019	–	–	–	–	–	–	17,904	846,859
1/20/2016-3/21/2019	–	–	–	–	–	–	17,904	846,859
1/18/2017-1/18/2020	–	–	–	–	4,989	235,980	–	–
1/18/2017-1/18/2020	–	–	–	–	–	–	15,392	728,042
1/18/2017-3/20/2020	–	–	–	–	–	–	15,392	728,042

Outstanding Equity Awards – Catherine M. Reynolds

	Option Awards				Stock Awards
Grant Date and Vest Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (5) (6)
	(#) (b)	(#) (c)	($) (d)	($) (e)	(#) (f)	($) (g)	(#) (h)	($) (i)
1/21/2015-1/21/2018	–	–	–	–	4,198	198,565	–	–
1/21/2015-1/21/2018 (1)	–	–	–	–	11,796	557,951	–	–
1/21/2015-3/21/2018 (2)	–	–	–	–	13,804	652,929	–	–
1/20/2016-1/20/2019	–	–	–	–	5,215	246,670	–	–
1/20/2016-1/20/2019	–	–	–	–	–	–	16,578	784,139
1/20/2016-3/21/2019	–	–	–	–	–	–	16,578	784,139
1/18/2017-1/18/2020	–	–	–	–	5,926	280,300	–	–
1/18/2017-1/18/2020	–	–	–	–	–	–	18,282	864,739
1/18/2017-3/20/2020	–	–	–	–	–	–	18,282	864,739
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Outstanding Equity Awards – Garrick J. Rochow

	Option Awards				Stock Awards
Grant Date and Vest Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (5) (6)
	(#) (b)	(#) (c)	($) (d)	($) (e)	(#) (f)	($) (g)	(#) (h)	($) (i)
1/21/2015-1/21/2018	–	–	–	–	2,183	103,256	–	–
1/21/2015-1/21/2018 (1)	–	–	–	–	6,135	290,186	–	–
1/21/2015-3/21/2018 (2)	–	–	–	–	7,180	339,614	–	–
1/20/2016-1/20/2019	–	–	–	–	2,920	138,116	–	–
1/20/2016-1/20/2019	–	–	–	–	–	–	9,284	439,133
1/20/2016-3/21/2019	–	–	–	–	–	–	9,284	439,133
1/18/2017-1/18/2020	–	–	–	–	3,673	173,733	–	–
1/18/2017-1/18/2020	–	–	–	–	–	–	11,334	536,098
1/18/2017-3/20/2020	–	–	–	–	–	–	11,334	536,098

(1)	Included in column (f) are the 2015 performance-based restricted stock awards, which vested based on a comparison of TSR to the Performance Peer Group over January 1, 2015 through December 31, 2017 performance period and recipient’s continued service through January 21, 2018. Because the performance period concluded as of December 31, 2017, these awards are reported in column (f) as they remain subject to post-performance period tenure-based vesting requirements. The number of shares reflect the actual shares earned based on the payout percentage achieved of 171%.

(2)	Included in column (f) are the 2015 performance-based restricted stock awards, which vest based on a comparison of LTI EPS growth to the Performance Peer Group over the January 1, 2015 through December 31, 2017 performance period and the recipient’s continued service through March 21, 2018. Because the performance period concluded as of December 31, 2017, these awards are reported in column (f) as they remain subject to post-performance period tenure-based vesting requirements, as the Compensation Committee will not be able to determine performance until March 21, 2018. For purposes of this table, we have included the awards based on the maximum level awarded (200% of target).

(3)	Outstanding shares of restricted stock (based upon the combination of tenure-based awards (column (f)) reflected at the original share amounts awarded and performance-based awards (column (h)) are reflected at the maximum level awarded (200% of target) under the Stock Plan).

For performance-based restricted stock awards, in lieu of dividends, recipients receive additional performance-based shares of restricted stock that will vest/forfeit based on CMS’ performance and are included above.

(4)	Calculated based upon the year-end closing price of CMS common stock of $47.30 per share.

(5)	Per SEC regulations, the shares and dollars disclosed in the above table in columns (h) and (i), are based upon the maximum award allowable under the Stock Plan. Please see Compensation Discussion and Analysis, The Elements of Our Executive Compensation Program, Equity Compensation, above for a description of the Stock Plan.

(6)	The performance period for each performance-based grant is as follow:
2015: 1/1/2015 – 12/31/2017
2016: 1/1/2016 – 12/31/2018
2017: 1/1/2017 – 12/31/2019

(7)	Upon retirement, tenure shares vest pro-ratably based on the months of service provided over the performance period. Payment is on retirement date. Upon retirement, performance shares are held and the pro-rata portion of shares based on the months of service provided during the performance period vest according to the achievement of the performance goals at the end of the performance period. Payment is on the vesting date. Column (h) reflects Webb’s remaining outstanding shares of performance-based restricted stock prorated based on his retirement effective November 1, 2017.
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2017 Stock Vested

The following table provides information concerning the vesting of stock during 2017 for each NEO.

2017 STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized On Vesting (1) (2)
Name (a)	(#)	($)	(#) (b)	($) (c)
Patricia K. Poppe	–	–	27,254	1,161,388
Rejji P. Hayes	–	–	–	–
Thomas J. Webb (3)	–	–	71,839	3,188,786
Daniel J. Malone	–	–	39,814	1,727,976
Catherine M. Reynolds	–	–	26,337	1,143,060
Garrick J. Rochow	–	–	26,336	1,121,546

(1)	The value realized is based upon the CMS common stock closing price of $42.33 on January 22, 2017 and $45.01 on March 21, 2017. In 2017, the restricted stock awards from 2014 completed their three-year performance period. TSR for the three-year period from January 2014 to December 2016 was 68% while the median TSR for the Performance Peer Group was 47% resulting in the performance-based restricted stock vesting at 179% of target on January 22, 2017. Our LTI EPS Growth for the three-year period from January 2014 to December 2016 was 22% while the median EPS Growth for the Performance Peer Group was 13% resulting in the performance-based restricted stock vesting at 158% of target on March 21, 2017.

(2)	The amounts for Poppe and Rochow include a vesting of 15,000 shares of stock, effective January 24, 2017 for tenure-based grants at a value of $629,550 based on the CMS common stock closing price of $41.97.

(3)	Webb’s amounts include the vesting of 15,182 shares of stock, effective November 1, 2017, in connection with his retirement, at a value of $729,799 based on a closing stock price of $48.07.
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2017 Pension Benefits and DB SERP

The following table provides information concerning defined benefit plans as of December 31, 2017 for each NEO.

2017 PENSION BENEFITS AND DB SERP TABLE

		Number of Years Credited Service (1)	Present Value of Accumulated Benefit
Name (a)	Plan Name (b)	(#) (c)	($) (d)
Patricia K. Poppe (2)	Pension Plan	N/A	N/A
	DB SERP	N/A	N/A
Rejji P. Hayes (2)	Pension Plan	N/A	N/A
	DB SERP	N/A	N/A
Thomas J. Webb	Pension Plan	15.55	1,088,499
	DB SERP	25.55	7,722,603
Daniel J. Malone (2)	Pension Plan	28.77	1,183,158
	DB SERP	N/A	N/A
Catherine M. Reynolds	Pension Plan	35.00	2,188,918
	DB SERP	35.00	4,816,125
Garrick J. Rochow (3)	Cash Balance Plan	N/A	4,911
	DB SERP	N/A	N/A

(1)	The DB SERP provides for an additional year of service credit for each year of service (“preference service”) until the total of actual and additional service equals 20 years of service (during the first 10 years of service). After this limit is reached, no additional preference service is provided. Each of the participating NEOs has reached this limit and, accordingly, is not eligible to accrue additional service credits. The addition of preference service to the DB SERP benefit formula provides an increase to the DB SERP non-qualified benefit but does not affect the Pension Plan benefit. The present value benefit augmentation attributable to the preference service under the DB SERP is as follows: Webb $3,218,082 and Reynolds $0.

(2)	Poppe, and Hayes, who were hired after June 30, 2003, are not eligible to participate in the Pension Plan or DB SERP. Malone who was rehired after March 31, 2006, is not eligible to participate in the DB SERP. Malone qualifies for the Pension Plan based on his years of service prior to being rehired on August 14, 2006. See the 2017 All Other Compensation Table and the 2017 Nonqualified Deferred Compensation Table and the corresponding footnotes for details regarding the plans in which Poppe, Hayes, and Malone participate.

(3)	Rochow qualifies for the Cash Balance Plan since he was rehired after June 30, 2003 and before August 30, 2005.

Narrative to 2017 Pension Benefits and DB SERP Table

Pension Plan

The Pension Plan is a funded, tax-qualified, noncontributory defined benefit plan. Benefits under the Pension Plan are based on the employee’s years of service, age at retirement and the sum of the five highest calendar years of base salary while employed with us and our affiliated companies divided by 60. Base salary excludes overtime pay and incentive and does not exceed the IRC compensation limit for a qualified pension plan. Benefits are payable after retirement in the form of an annuity or a lump sum. The standard form of benefit is a life annuity for an unmarried employee and a 50% joint and survivor annuity for a married employee, with additional forms of joint and survivor annuities available under the plan. The benefit formula is equal to 2.1% for the first 20 years of service and 1.7% for the next 15 years of service, to a maximum percentage of 67.5% for 35 years of service reduced by a Social Security adjustment equal to 0.5% multiplied by 1/12th of the average of the participant’s three most recent years of compensation, up to the maximum Social Security covered compensation for each year of service counted in the formula.

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To the extent an employee exceeds 35 years of service under the Pension Plan, an additional $20 per month is added to the annuity after the adjustment for Social Security for each full year of service above 35. In accordance with SEC guidelines, the present value information contained in this report is based on ASC 715 assumptions and is applied using the age at which a benefit is unreduced. Early retirement subsidies provided by the benefit formula of the Pension Plan and the actual discount rate required by the U.S. Department of Treasury may provide a greater present value to a participant retiring on or after age 55 but prior to the age of an unreduced benefit.

The Pension Plan provides a pre-retirement survivor benefit to the spouse of a married employee or one named beneficiary of an unmarried employee. The Pension Plan provides a disability retirement benefit to employees with at least 15 years of service who are found by the Corporation to be totally and permanently disabled equal to $26.00 for each year of plan service, plus an additional $350 per month if the participant does not qualify for any Social Security disability benefit. The minimum monthly disability benefit is $450.

The Pension Plan currently limits the annual annuity benefit under IRC Section 415 to no more than $215,000 payable at age 65. Reynolds is currently eligible to elect early retirement. As of December 31, 2017, Webb was already receiving benefits under the Pension Plan due to his November 1 retirement. Malone will begin receiving benefits under the Pension Plan due to his retirement. No other NEOs are eligible to participate in the Pension Plan. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The Pension Plan retirement benefit is unreduced at age 62. The Pension Plan provides an add-on benefit for long-term employees when an employee retires on or after age 58 and has 30 or more years of service. This add-on benefit is equal to the participant’s accrued retirement income as of September 1, 2000, if any, multiplied by the early retirement percentage at the time of the employee’s retirement, and is added to the retiring employee’s retirement annuity. The Present Value of Accumulated Benefit column above is determined using the ASC 715, Compensation – Retirement Benefits assumptions including a discount rate (currently 3.78%) and mortality (currently based on the 2017 mortality table with projected mortality improvements.)

Cash Balance Plan

The Cash Balance Plan is a funded, tax-qualified, noncontributory defined benefit plan. Benefits under the Cash Balance Plan are based on the employee’s earnings. It is not an individual account, but is a benefit payable from the general assets of the pension fund. Rochow is the only NEO with a benefit in the Cash Balance Plan.

The Cash Balance Plan credits an amount equal to 5% of base pay received from the year the participant began earning credits through any pay period before September 1, 2005 to a notional account. The credits were allocated on December 31 each year. The credits do not apply to incentive compensation amounts. The Cash Balance notional account is also increased annually with an interest credit based on the 30-year constant maturity treasury bond.

If employment ends under the Cash Balance Plan, participants may elect to receive their benefit at the time the employment terminates, or they may elect to defer benefits to a later date, but not later than age 70 1/2. Participants have the following payment elections: (1) a monthly payment for life; (2) a monthly payment for life with a 50% or 75% payment to a spouse or other individual upon death; or (3) a single sum equal to account balance. Once payment begins under the Cash Balance Plan, no changes can be made to an election. If the choice was to defer receipt of benefits, interest credits will continue to be applied.

Effective September 1, 2005 the Cash Balance Plan was closed to new participants and any existing participants were eligible for the DCCP.

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DB SERP

The DB SERP is an unfunded (for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”)) non-qualified supplemental defined benefit retirement plan that provides benefits based on pay, incentives and added service that are not provided by the Pension Plan. In addition, for officers, including NEOs, the DB SERP provides for an additional year of service credit for each year of service until the total of actual and additional service equal 20 years of service and includes any awards under the Annual Incentive Plan as earnings. The maximum benefit under the DB SERP is attained after 35 years (including the additional years of service credit) and no further service credit is provided. Based on prior service, all of the participating NEOs have reached the additional service credit limit. Benefits under the DB SERP plan are payable after retirement to NEOs in the form of an annuity. No NEO has the option for a lump sum payment. The benefit formula used to determine the DB SERP annuity is the same as that used for the Pension Plan; however, the DB SERP does not contain the add-on benefit described above. The DB SERP does include annual incentive payments as part of the benefit calculation. The Pension Plan annuity is subtracted from the DB SERP annuity to determine the annuity payable from the DB SERP. Although a rabbi trust (a trust that is established for the benefit of its participants except that creditors of the Corporation can obtain the assets of the trust) has been established by the Corporation for purposes of paying DB SERP benefits, participants have an unsecured contractual commitment from CMS to pay the amounts due under this plan. Participants with five full years of service who voluntarily terminate service with CMS prior to age 55 receive a benefit without inclusion of incentives and added service starting the first of the month on or after their 55th birthday at a level equal to 38.3% of the age 65 benefit. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The DB SERP benefit is unreduced at age 62. The Present Value of Accumulated Benefit column in the table above is determined using the ASC 715 assumptions including a discount rate (currently 3.65%) and mortality (currently based on the 2017 mortality table with projected mortality improvements).

2017 Nonqualified Deferred Compensation

The following table contains nonqualified deferred compensation information for our NEOs for 2017.

2017 NONQUALIFIED DEFERRED COMPENSATION TABLE (1)

		Executive Contributions in Last FY (2)	Registrant Contributions in Last FY (3)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions in Last FY	Aggregate Balance at Last FYE (4)
Name (a)	Plan Name	($) (b)	($) (c)	($) (d)	($) (e)	($) (f)
Patricia K. Poppe	DSSP	206,500	33,200	18,351	-	260,436
	DC SERP	-	290,282	84,537	-	666,507
Rejji P. Hayes	DSSP	6,750	5,400	235	-	12,385
	DC SERP	-	46,750	2,484	-	49,234
Thomas J. Webb	DSSP	15,875	12,700	27,918	(59,012)	285,150
Daniel J. Malone	DSSP	12,000	9,600	12,988	-	111,686
	DC SERP	-	78,954	63,990	-	502,161
Catherine M. Reynolds	DSSP	16,500	13,200	9,565	-	100,274
Garrick J. Rochow	DSSP	11,917	9,533	4,194	-	41,660
	DC SERP	-	70,578	47,451	-	312,280

(1)	Nonqualified deferred compensation plans are plans providing for deferral of compensation that do not satisfy the minimum coverage nondiscrimination and other rules that qualify broad-based plans for favorable tax treatment under the IRC. This table only includes the DSSP and DC SERP and does not include the Corporation’s contributions or related match to the Savings Plan which is a tax-qualified defined contribution plan and shown in the 2017 All Other Compensation Table.
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(2)	This compensation is also reflected in the 2017 Summary Compensation Table—Salary column.

(3)	This compensation is also reflected in the 2017 Summary Compensation Table—All Other Compensation column.

(4)	The following DSSP and DC SERP executive and registrant contributions were previously reported as compensation in the Summary Compensation Tables for 2016 and 2015, respectively: Poppe $125,667/$45,541; Hayes $0/$0; Webb $39,600/$41,280; Malone $96,734/$85,186; Reynolds $22,650/$17,760 and Rochow $66,210/$28,902.

Narrative to 2017 Nonqualified Deferred Compensation Table

DSSP

An employee who has base salary (excluding any bonus, incentive or other premium pay) before deductions for taxes and other withholdings in excess of the IRC compensation limit is eligible and may elect to participate in the DSSP. The DSSP is an unfunded (for the purposes of ERISA) non-qualified tax deferred defined contribution plan. The DSSP is funded by CMS through the use of trusts. However, participants have only an unsecured contractual commitment from us to pay the amounts due under the DSSP and any funds are considered general assets of the Corporation and are subject to claims of creditors.

A participant in the DSSP may elect in the prior year to defer 0% or 5% of his or her base salary that exceeds the IRC compensation limit and the Corporation will match 100% of the first 3% and 50% of the next 2% of the deferral, which is the same matching rate as the Savings Plan (equivalent to 4%). In addition, a DSSP eligible participant may elect an additional deferral of up to 50% of the participant’s base salary for the calendar year. This additional deferral is not eligible for a Corporation match. The combined maximum total of the DSSP deferral amount and a 5% Savings Plan deferral is 59% of base salary. At the time a participant elects a deferral, a distribution election is also made for this class year deferral. Each class year deferral is payable either at a certain date five or more years in the future or upon separation from service with the Corporation either as a series of payments over 2 to 15 years or in a lump sum. The participant decides how Corporation contributions are invested among a broad array of mutual funds selected by us and provided by the record keeper.

Earnings in the DSSP are based on the change in market value of the mutual funds selected by the participant. All NEOs are eligible for the DSSP.

DC SERP

The Corporation established a DC SERP for employees not eligible to participate in the DB SERP.Under the DC SERP, the Corporation provides an amount equal to 5%, 10% or 15% (depending on salary grade) of employee regular earnings plus any awards under the Annual Incentive Plan. Funds equal to the DC SERP are transferred to a mutual fund family at the time we make a contribution. Earnings or losses are based on the rate of return of the mutual funds selected by the participant. Although the DC SERP is funded by us, participants have an unsecured contractual commitment from us to pay the amounts due under this plan. Poppe, Hayes, Malone, and Rochow are the NEOs covered under the DC SERP. Malone and Rochow receive benefits at the 10% level and Poppe and Hayes receive benefits at the 15% level. Full vesting under the DC SERP occurs at age 62 with a minimum of five years of service. Vesting is on a pro-rata basis for years prior to age 62.

Potential Payments upon Termination or Change-in-Control

As noted above under Compensation Discussion and Analysis, Post-Termination Compensation, Severance and Change-in-Control Benefits, our executives are eligible to receive separation and change- in-control benefits upon a qualifying termination of employment. These benefits are provided

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through two separate types of agreements:

•	Officer Separation Agreements (“OS Agreements”)

•	Change-in-Control Agreements (“CIC Agreements”)

Webb, who retired effective November 1, 2017, had entered into an Executive Severance Agreement with the Corporation. In connection with Webb’s retirement he did not receive any post-termination benefits under this agreement or any other agreements; other than benefits he had accrued under existing plans, such as the pension plan and DB SERP, and prorated vesting of his outstanding equity awards based on actual performance and service during the vesting period per the terms and conditions of his equity awards. As of December 31, 2017, the estimated value of Webb’s outstanding equity awards was $2,312,024 (based on CMS’ closing stock price of $47.30 as of December 29, 2017 and assuming target payout for the performance-based restricted stock).

With the retirement of Webb, no Executive Severance Agreements are in place. We have entered into OS Agreements and CIC Agreements with the remaining NEOs. The OS Agreements provide for payments and other benefits if the officer is terminated under circumstances specified in the OS Agreement unrelated to a change-in-control (as defined in the CIC Agreements). The CIC Agreements provide for payments and other benefits only if the NEO is terminated under the circumstances specified in the CIC Agreements within two years following a change-in-control. In connection with Malone’s retirement, other than prorated vesting of his outstanding equity awards per the terms and conditions of his equity awards, he did not receive any post-termination benefits under his OS Agreement, CIC Agreement, or any other agreements.

OS AGREEMENTS. The OS Agreements provide for payments of certain benefits, as described in the table below, upon circumstances of termination of the employment of the NEO. Central to an understanding of the rights of each NEO is an understanding of the definition of “Cause.” For purposes of these agreements:

•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, or is subject to a specified criminal legal action for activities relating to an act of fraud, embezzlement, theft, or other act constituting a felony involving moral turpitude.

If the Corporation does not have Cause and terminates a NEO who has an OS Agreement for any reason, the NEO receives the benefits described in the table below.

These agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against the Corporation and certain associated individuals and entities. These agreements also include non- compete and non-solicitation provisions that would apply for a period of 12 months following the NEO’s termination of employment and non-disparagement and confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment. Payments under these agreements are made in lump sums.

Under the OS Agreements, tenure-based restricted stock awards will vest on a pro-rata basis based upon the service provided prior to the termination date while performance-based restricted stock awards will vest at the end of the performance period on a pro-rata basis based on service provided during the performance period up to the termination date and actual performance of the Corporation.

CIC AGREEMENTS AND PROVISIONS.The CIC Agreements contain provisions that provide for payments in the event of a change-in-control. The change-in-control provisions (“CIC Provisions”) function in a manner similar to the severance provisions in the OS Agreements, except that NEOs become entitled to

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benefits under the CIC Provisions only in the event of a double trigger consisting of a change-in-control and qualifying termination of employment during the two-year period following the change-in-control. As part of the CIC Provisions, a portion of the severance payments to a terminated NEO is consideration for the NEO entering into a “non-compete” agreement.

A change-in-control of CMS is defined in the CIC Agreements to mean:

•	the consummation of certain types of transactions, including mergers and the sale of all, or substantially all, of our assets;

•	the acquisition by any person or entity of the beneficial ownership of securities representing 25% or 30% (depending upon the particular agreement) or more of the combined voting power of our then outstanding voting securities;

•	a change in the composition of our Board such that individuals who at the effective date of the agreement constituted the Board and any new directors elected or nominated by at least 2/3 of the directors who were either directors at the effective date of the agreement or were so elected or nominated, cease for any reason to constitute a majority of the Board; or

•	the liquidation or distribution of all or substantially all of our assets.

The definitions of Cause and Good Reason are central to an understanding of the NEO’s rights under the CIC Provisions. Under the CIC Provisions, “Cause” has the same meaning as set forth in the OS Agreements discussed above.

The NEO is said to have Good Reason to terminate his or her employment under the CIC Provisions if the assignment to the NEO of duties is materially inconsistent with his or her position (including status, offices, titles, and reporting requirements), authority, or responsibilities as in effect immediately prior to the change-in-control; the Corporation takes any action which results in a material diminution of the NEO’s position, authority, duties, or responsibilities as constituted immediately prior to the change-in-control (excluding an isolated, insubstantial, and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the NEO); there is a material reduction in the NEO’s base salary, incentive opportunity, Stock Plan award level, benefits, or status; or under other circumstances specified in the definition, including the relocation of the NEO’s principal job location or office to more than 35 miles from its location at the time of entry into the CIC Agreement. Payments under the CIC provisions are payable in a lump sum.

The benefits to be provided to the NEOs (other than Webb) in each of those situations are described in the table below, which assumes that the termination had taken place on December 31, 2017, the last business day of our most recent fiscal year. As noted above, Webb did not receive any severance benefits under the terms of his ES Agreement in connection with his retirement.

The CIC Agreements with each NEO do not contain tax gross-up provisions with respect to IRC Section 280G and Section 4999 excise taxes. The CIC Agreements contain a “best net benefit” provision which provides that the Corporation’s payments to the NEO can be reduced to the extent that no portion of the reduced payments shall be subject to the excise tax, but only if the NEO’s net after-tax benefit is greater than his or her net after-tax benefit would have been if such reduction were not made and the NEO paid the excise tax.

Restricted stock under the CIC Agreements includes double-trigger vesting provisions (meaning, both a change-in-control and a qualifying termination of employment must occur in order for the equity to vest). Under the CIC Agreements, all tenure-based restricted stock awards will vest upon a change-in- control and performance-based restricted-stock awards will vest on a pro-rata basis based upon the service provided prior to the change-in-control date with any performance-based restrictions vesting at target level.

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NEOs cannot receive benefits under both the CIC Provisions and the severance provisions of their agreement(s).

RETIREMENT/DISABILITY/DEATH. Upon death, 100% of the restricted stock vests with any performance-based restricted stock vesting at target levels. Upon retirement or disability, tenure-based restricted stock awards will vest on a pro-rata basis based upon the service provided prior to retirement or disability while performance-based restricted stock awards vest at the end of the performance period on a pro-rata basis based on service provided during the performance period prior to the retirement or disability and actual performance of the Corporation during the performance period. In the case of retirement or disability, the Compensation Committee has the discretion, in exceptional circumstances, to waive the forfeiture of restricted stock awarded.

RETIRED EXECUTIVE SURVIVOR BENEFIT.The retired executive survivor benefit plan provides a survivor benefit after retirement for certain employees who held high-level management or executive positions prior to their retirement. This plan is a supplement to the retired employees’ group term life insurance plan. The amount of the survivor benefit payable to a participant’s beneficiary upon the participant’s death equals 140% of annualized base salary preceding the date of retirement. This amount is reduced by 10% on every anniversary of the participant’s retirement until the benefit amount reaches a minimum of 50% of the initial benefit amount. The amount is further reduced based on insurance payable by other company life insurance plans.

The plan was closed to new participants on July 1, 2011. An eligible participant must be a minimum of 60 years old at the time of retirement or termination to qualify for retired executive survivor benefits. As of December 31, 2017, Webb and Reynolds are the only NEOs who are eligible for benefits under this plan. The value of Webb’s benefit would range from a minimum of $486,000 to a maximum of $979,500 depending on the date of his death relative to his retirement date. The value of Reynolds’ benefit would range from a minimum of $412,500 to a maximum of $832,500 depending on the date of her death relative to her retirement date.

The following table provides information concerning potential payments upon termination or change-in- control as of December 31, 2017 for each NEO. Webb is excluded from the table as he retired effective November 1, 2017.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

	Patricia K. Poppe	Rejji P. Hayes	Daniel J. Malone	Catherine M. Reynolds	Garrick J. Rochow
	($)	($)	($)	($)	($)
Termination Without Cause Payments (1):
One and one half times 2017 base salary	1,650,000	600,000	765,000	900,000	762,500
Unvested restricted stock awards (2)	4,158,931	291,000	2,105,733	1,920,380	1,064,313
DC SERP benefit (3)	433,229	49,234	157,004	–	228,204
TOTAL	6,242,160	940,234	3,027,737	2,820,380	2,055,017
Change in Control Payments (4):
One times 2017 base salary	1,100,000	400,000	510,000	600,000	508,333
One times incentive @ 100% 2017 performance target	1,100,000	280,000	306,000	360,000	330,416
Pro-rata incentive based on service during year triggered	1,100,000	280,000	306,000	360,000	330,416
Estimated Payment for ‘Non-compete’ Agreement	2,200,000	680,000	816,000	960,000	838,749
DC SERP benefit (3)	1,258,229	295,234	350,804	–	428,996
Medical Coverage Payment (5)	37,391	37,391	37,391	37,391	37,391
Unvested restricted stock awards (2)	6,065,121	1,309,501	2,351,835	2,189,470	1,226,174
TOTAL	12,860,741	3,282,126	4,678,030	4,506,861	3,700,475
Retirement:
Pro-rata incentive based on service period in year triggered	1,100,000	280,000	306,000	360,000	330,416
Unvested restricted stock awards (2)	4,158,931	291,000	2,105,733	1,920,380	1,064,313
TOTAL	5,258,931	571,000	2,411,733	2,280,380	1,394,729
Disability:
Pro-rata incentive based on service period in year triggered	1,100,000	280,000	306,000	360,000	330,416
Unvested restricted stock awards (2)	4,758,065	291,000	2,105,733	1,920,380	1,064,313
TOTAL	5,858,065	571,000	2,411,733	2,280,380	1,394,729
Death:
Pro-rata incentive based on service period in year triggered	1,100,000	280,000	306,000	360,000	330,416
Unvested restricted stock awards (2)	9,043,760	1,309,501	3,119,482	3,027,342	1,729,950
TOTAL	10,143,760	1,589,501	3,425,482	3,387,342	2,060,366

(1)	Reflects payments under OS Agreements.

(2)	Based upon the year-end closing price of CMS common stock of $47.30 per share. The performance-based restricted stock awards outstanding are valued based on target levels.

(3)	Poppe’s, Hayes’, Malone’s and Rochow’s SERP account balances would fully vest; their unvested balances are $433,229; $49,234; $157,004; and $228,204 respectively. In addition, in the event of a change-in-control, Poppe and Hayes would receive an amount equal to 15% of their salary and incentive based change-in-control payment and Malone and Rochow would receive an amount equal to 10% of their salary and incentive-based change-in-control payments.

(4)	Pursuant to the CIC Agreements for Poppe, Hayes, Malone, Reynolds and Rochow. In addition to the amounts shown above, in the event of a change- in-control, Reynolds would receive an $11,978 increase in her monthly SERP benefit.

(5)	Pursuant to the CIC Agreement, Medical Coverage Payments include two years of company-paid medical expenses.
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Proposal 2:

Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are conducting an advisory (non-binding) vote to approve our compensation programs for our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement in accordance with SEC rules. The Compensation Committee did not make any changes to our executive compensation program since the last CMS shareholder vote, which strongly favored the program (approximately 98% of votes cast were affirmative). We continue to engage with our large institutional holders regarding compensation elements.

As described in detail under Compensation Discussion and Analysis in this Proxy Statement, the Corporation’s NEO compensation program is organized around four principles: (1) align with increasing shareholder value, (2) enable the Corporation to compete for and secure top executive talent, (3) reward measurable results, and (4) be fair and competitive.

We have designed our executive compensation elements based on balance and simplicity to place emphasis on consistent, sustainable and superior absolute and relative performance.

•	Base salary is targeted to approximate the median of a peer group made up of companies of similar business profile and size, and to reflect individual performance and internal considerations.

•	Annual incentive awards are based on the achievement of Annual Incentive EPS (70% of annual incentive) and Annual Incentive OCF (30% of annual incentive) goals.

•	A majority of our long-term incentive (LTI) program is delivered through performance-based restricted stock with tenure-based restricted stock representing a minority of LTI at 25%. The performance-based portion is eligible to vest after three years dependent upon our TSR performance and LTI EPS growth, each weighted equally, relative to the Corporation’s Performance Peer Group, while the tenure-based portion vests on the third anniversary of the award date.

We annually review all elements of the Corporation’s executive compensation program and, in addition to complying with required rules, we adopt current best practices where appropriate for our business and shareholders. As a result, we have:

•	Very limited perquisites—no planes, cars, clubs, security or financial planning. The principal perquisite provided to our executives in 2017 was an annual mandatory physical examination for each NEO;

•	Clawbacks in place for the annual incentive and LTI awards;

•	Stock ownership guidelines for NEOs and directors, which exclude unvested performance-based restricted stock awards when determining compliance;

•	Change-in-control agreements that require a double-trigger for the accelerated vesting of equity awards;

•	A policy that prohibits hedging and pledging of the Corporation’s securities by employees and directors;

•	Annual reviews of our compensation and performance peer groups;

•	Regular briefings from the Compensation Committee’s independent compensation consultant regarding key trends and legislative and regulatory updates;

•	No dividends paid on unvested performance-based restricted stock awards. In lieu of dividends,
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recipients receive additional shares of restricted stock that vest based on the same performance measures applicable to the underlying restricted stock;

•	No employment agreements. Our executive agreements are limited to separation and change-in-control agreements. Base salary and annual incentive separation amounts do not exceed three times the NEO’s base salary and annual incentive amount, with an average of two times; and

•	No tax gross-ups. None of the separation or change-in-control agreements contain tax gross-ups.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices disclosed in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our NEO compensation by voting FOR the following resolution at the 2018 Annual Meeting:

RESOLVED: that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, is APPROVED.

This vote is an advisory vote only, and therefore it will not bind CMS or Consumers, the Board or the Compensation Committee. The vote results will not create or imply any change to fiduciary duties or create or imply any additional fiduciary duties for CMS or Consumers or their Boards. However, we value the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

Consistent with the direction of the CMS shareholders at the 2017 Annual Meeting of Shareholders, the advisory vote on NEO compensation for CMS will be held on an annual basis. The shareholders of Consumers will vote, on an advisory basis, at the 2018 Annual Meeting on whether the advisory vote on NEO compensation should be held every one, two or three years.

The CMS and Consumers Boards recommend that shareholders vote to approve the non-binding advisory proposal to approve the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure.
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Proposal 3:

Advisory Vote to Determine the Frequency of an Advisory Vote on Executive Compensation

To Be Voted On By Consumers Shareholders Only

Pursuant to Section 14A of the Exchange Act (“Section 14A”), Consumers is conducting an advisory (non-binding) vote on the frequency with which the advisory vote on NEO compensation should be held. We are asking Consumers shareholders whether future advisory votes on NEO compensation should be held every one, two or three years.

The Consumers Board believes that an annual frequency (1 YEAR) for the advisory vote on NEO compensation is the optimal interval for conducting and responding to an advisory vote on executive compensation. Consumers believes that a one-year frequency provides the highest level of accountability and communication by enabling shareholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. In addition, holding the advisory votes on NEO compensation annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.

The Consumers proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and shareholders will not be given the option to only approve or disapprove the Consumers Board’s recommendation.

Although this advisory vote on the frequency of the NEO compensation vote is non-binding, the Consumers Board and its Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

For the reasons discussed above, Consumers is asking Consumers shareholders to vote for a 1 YEAR frequency when voting on this proposal at the 2018 Annual Meeting. This vote is an advisory vote only, and therefore it will not bind Consumers or the Board. However, the Consumers Board will consider the voting results as appropriate when adopting a policy on the frequency of future advisory votes on executive compensation. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered by the Consumers Board as the shareholders’ recommendation as to the frequency of future advisory votes on executive compensation. Nevertheless, the Consumers Board may decide that it is in the best interests of Consumers and its shareholders to hold advisory votes on executive compensation more or less frequently than the option approved by our shareholders.

The Consumers Board recommends that shareholders vote to approve the option of an annual frequency (“1 YEAR”) for future advisory votes on executive compensation.
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Report of the Audit Committee

The Audit Committee, comprised solely of independent directors, assists the Board of Directors in its oversight of the 1) integrity of financial statements; 2) performance of the internal audit function and independent auditors; 3) independent auditor’s qualifications and independence; and 4) compliance with applicable legal and regulatory requirements. The Audit Committee has a written charter that complies with New York Stock Exchange requirements. Management has the primary responsibility for the preparation, presentation and accuracy of the consolidated financial statements and the financial reporting process, including the systems of internal controls.

The Audit Committee reviewed and discussed with management the audited consolidated financial statements set forth in CMS’ and Consumers’ 2017 Annual Report to Shareholders and Form 10-K for the year ended December 31, 2017. The Audit Committee also discussed with PricewaterhouseCoopers LLP (“PwC”), who are responsible for performing an independent audit of CMS’ and Consumers’ financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by PCAOB Auditing Standard No. 61 (codified as Auditing Standard No. 1301)—Communications with Audit Committees.

The Audit Committee has received a report on the quality control procedures of PwC. The Audit Committee has also discussed with management, the internal auditors and PwC the quality and adequacy of CMS’ and Consumers’ internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviewed with the internal auditors and PwC their audit plans and audit scope.

The Audit Committee is responsible for the appointment, termination, compensation and oversight of the work of the independent auditor. PwC has served as CMS and Consumers’ independent registered public accountants since 2007. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. In conjunction with the mandated rotation of the lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of PwC’s lead engagement partner. The Audit Committee has received from PwC the written communications required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and have discussed with PwC their independence from CMS and Consumers. The Audit Committee has discussed with PwC the compatibility of non-audit services with the auditor’s independence and has satisfied themselves as to PwC’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Boards that the audited consolidated financial statements be included in CMS’ and Consumers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

AUDIT COMMITTEE

Laura H. Wright (Chair)

Jon E. Barfield

Philip R. Lochner, Jr.

Myrna M. Soto

John G. Sznewajs

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Fees Paid to the Independent Registered Public Accounting Firm

PwC was the principal independent registered public accounting firm for CMS and Consumers for the years 2017 and 2016. The following table sets forth the aggregate fees, including expenses, for professional services, billed by PwC to CMS (consolidated total including Consumers and its subsidiaries) and Consumers (including its subsidiaries), in each of the last two fiscal years.

	CMS		Consumers
	2017	2016	2017	2016
Audit Fees	5,085,000	4,977,643	4,688,317	4,655,036
Audit-Related	214,570	106,570	214,570	106,570
Tax Fees	151,908	48,093	151,908	48,093
All Other Fees	31,940	226,926	31,940	226,926
Total Fees	5,483,418	5,359,232	5,086,735	5,036,625

Audit fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, comfort letters, required statutory audits, fees related to the audit of our internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and other attest services. Audit-related fees include fees associated with assistance related to accounting systems and controls. Tax fees include fees for assistance with implementing a workflow management tool for tax compliance and planning. All other fees are related to digital customer experience program and business impact analysis activities.

The Audit Committee has adopted a policy that requires advance approval for all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting. All of the services performed by the principal independent registered public accounting firm were approved in accordance with the policy in 2017.

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Proposal 4:

Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee’s selection of the independent auditor shall be submitted to the shareholders for their ratification at the Annual Meeting of Shareholders. If a majority of shares voted do not ratify the Audit Committee’s selection, the Audit Committee will consider the shareholder views when considering selection of a different independent auditor or the continued retention of the existing auditor for that year.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm (taking into account the vote on shareholder ratification). The Audit Committee has selected PwC, independent registered public accounting firm, to audit the consolidated financial statements for the year 2018. PwC has served as our independent registered public accountants since 2007. The Audit Committee is responsible for the audit fee negotiations associated with the retention of PwC. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. In conjunction with the mandated rotation of the lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of PwC’s lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PwC as independent registered public accounting firm is in the best interests of the Corporation and its shareholders. A representative of PwC will be present at the 2018 Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions.

The CMS and Consumers Boards and their Audit Committees recommend a vote to ratify the appointment of the independent registered public accounting firm for 2018.
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Proposal 5:

Vote on a Shareholder Proposal Relating to Political Contributions Disclosure

To Be Voted On By CMS Shareholders Only

We have been notified that shareholder proponents intend to present a proposal for consideration at the CMS Annual Meeting. The shareholder proposal and supporting statement appear in italics below, and are presented as submitted to CMS. The CMS Board has recommended a vote against this proposal. The CMS response is set forth immediately following the proposal. Share holdings of the shareholder proponent will be supplied upon request.

Shareholder Proposal

Resolved, that the shareholders of CMS Energy Corp. (“CMS” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Shareholder Supporting Statement

As long-term shareholders of CMS, we support transparency and accountability in corporate political spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Publicly available records show CMS has contributed at least $14 million in corporate funds since the 2010 election cycle.

(CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://followthemoney.org)

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However relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations, which may be used for political purposes. This would bring our Company in line with a growing number of leading companies, including PG&E Corporation and Southern Company, which present this information on their websites.

The Company’s board and shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

CMS Board of Directors’ Recommendation Against and Statement of Opposition

CMS Energy Corporation and its subsidiaries (collectively, “CMS”) has a long tradition as a responsible corporate citizen and is committed to maintaining the highest ethical standards when it engages in political activity. The Board believes CMS has a responsibility to shareholders to constructively participate in the political process to further the best interests of our shareholders and create long-term shareholder value. The Board also believes that it is important for us to support the legislative process by participating in political activity when it is consistent with CMS’ business objectives and as permitted by law.

The Board oversees our political engagement policies, programs and practices. These policies, including the governance and decision-making process for corporate political contributions, are described in detail on our website at https://www.consumersenergy.com/company/who-we-are/corporate-political-engagement. CMS believes Board oversight of our political activity along with the Board’s alignment with our current disclosure standards provide the necessary accountability to ensure that political activities are conducted in the best interest of shareowners and other constituents.

Through Board oversight, CMS has maintained a rigorous compliance process to ensure that its political activities are lawful, properly disclosed and align with our Code of Conduct. In addition to complying with CMS’ political engagement policies, political contributions are also subject to federal, state and local regulation. As with all of our business activities, CMS is committed to complying with all laws and regulations applicable to our political participation activities. Required contribution information can be found on various state and federal websites and are also available through links on our website.

CMS supports many of the objectives expressed in the shareholder proposal, however, the Board believes that the level of specific disclosure requested by the proposal could have unintended consequences and could hinder the ability to pursue business and strategic objectives.

CMS agrees that transparency and accountability with respect to political activity are important and believes the information currently available to shareholders is easily accessible and understandable. In summary, CMS believes our current disclosure standards, oversight by the Board, and mandatory public disclosure requirements already required under law appropriately address the concerns cited in the shareholder proposal. As a result, the Board does not believe additional disclosure is warranted at this time.

The CMS Board recommends a vote AGAINST the shareholder proposal relating to political contributions disclosure.
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2019 Proxy Statement Information

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in our 2019 Proxy Statement pursuant to Rule 14a-8 of the Exchange Act, we must receive it on or before November 22, 2018.

CMS and Consumers’ Bylaws provide that in order for a shareholder to propose business or nominate persons for election to our Boards at an annual meeting that will not be included in the proxy statement for that annual meeting, written notice containing the information required by the Bylaws must be delivered to our Corporate Secretary no later than 60 days nor earlier than 90 days before the anniversary of the prior year’s annual meeting, that is, after February 3, 2019 but no later than March 5, 2019 for the 2019 Annual Meeting. Any matter must comply with our Bylaws.

CMS Bylaws also permit a shareholder, or a group of up to 20 shareholders, who have owned continuously for at least three years a significant amount of the outstanding shares of common stock of the Corporation (at least 3%) to submit director nominees (not greater than two or 20% of the Board) for inclusion in its proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements in CMS’ Bylaws. Notice of proxy access director nominees must be received by CMS’ Corporate Secretary no less than 120 days nor more than 150 days prior to the anniversary of the date the Corporation mailed its proxy statement for the prior year’s annual meeting, that is after October 23, 2018 but no later than November 22, 2018 for the 2019 Annual Meeting.

Shareholder proposals and nominations should be addressed to: Corporate Secretary, One Energy Plaza, Jackson, Michigan 49201.

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GENERAL INFORMATION

What are the Proxy Materials?

The Proxy Materials include:

•	This Proxy Statement; and

•	The Annual Report to Shareholders, which includes the Form 10-K with our consolidated financial statements and accompanying notes for the year ended December 31, 2017.

If you received the Proxy Materials by mail, they also include a proxy card or voter instruction form for use in connection with the 2018 Annual Meeting. We are releasing these Proxy Materials to shareholders on or about March 22, 2018.

What matters are up for a vote at the

CMS Annual Meeting, how are they

counted and what are their

requirements?

The table below shows the voting options, voting requirement and effect of abstentions and Broker Non-Votes for each proposal to be presented at the CMS Annual Meeting.

Proposal		Voting Options	Vote Required to be Approved	Effect of Abstentions (1)	Effect of “Broker Non- Votes” (1)
1.	Elect Directors	For, Against, Abstain	A nominee will be elected with approval from a majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote	No Effect	No Effect
2.	Approve, on an advisory basis, executive compensation	For, Against, Abstain	Majority of the votes cast by holders of shares entitled to vote	No Effect	No Effect
3.	Ratify independent registered public accounting firm	For, Against, Abstain	Majority of the votes cast by holders of shares entitled to vote	No Effect	Counted (2)
4.	Vote on Shareholder proposal relating to political contributions disclosure, if properly presented	For, Against, Abstain	Majority of the votes cast by holders of shares entitled to vote	No Effect	No Effect
(1)	Abstentions and broker discretionary votes are counted toward establishing a quorum.
(2)	This is considered to be a routine matter and, therefore, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on this Proposal. This is not the case for any of the other Proposals since they are considered to be “non-routine” matters.

We are not aware of any other matters to be presented at the CMS Annual Meeting. However, if any other matters (including matters incident to the conduct of the meeting) are properly presented at the meeting, it is intended that the holders of the proxies will vote in their discretion.

70

What matters are up for a vote at the
Consumers Annual Meeting, how are
they counted and what are their
requirements?

The table below shows the voting options, voting requirement and effect of abstentions and Broker Non-Votes for each proposal to be presented at the Consumers Annual Meeting.

Proposal		Voting Options	Vote Required to be Approved	Effect of Abstentions (1)	Effect of “Broker Non- Votes” (1)
1.	Elect Directors	For, Against, Abstain	A nominee will be elected with approval from a majority of the votes cast by holders of shares entitled to vote (2)	No Effect	No Effect
2.	Approve, on an advisory basis, executive compensation	For, Against, Abstain	Majority of the votes cast by holders of shares entitled to vote	No Effect	No Effect
3.	Approve, on an advisory basis, the frequency of an advisory vote on executive compensation	1 Year, 2 Years, 3 Years, Abstain	The frequency choice that receives the greatest number of votes will be viewed as the advisory vote on the matter	No Effect	No Effect
4.	Ratify independent registered public accounting firm	For, Against, Abstain	Majority of the votes cast by holders of shares entitled to vote	No Effect	Counted (3)
(1)	Abstentions and broker discretionary votes are counted toward establishing a quorum.
(2)	Holders of Consumers’ preferred and common stock are entitled to one vote for each share and shareholders have cumulative voting rights for the election of directors. Please see “Who is entitled to vote?” below.
(3)	This is considered to be a routine matter and, therefore, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on this Proposal. This is not the case for any of the other Proposals since they are considered to be “non-routine” matters.

We are not aware of any other matters to be presented at the Consumers Annual Meeting. However, if any other matters (including matters incident to the conduct of the meeting) are properly presented at the meeting, it is intended that the holders of the proxies will vote in their discretion.

Why did I receive a Notice of
Internet Availability of Proxy Materials?

To reduce the environmental impact of our Annual Meeting, we are providing the Proxy Materials over the Internet. As a result, we are sending many of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice of Availability”) instead of a paper copy of the Proxy Materials. All shareholders receiving the Notice of Availability may access the Proxy Materials over the Internet and request a paper copy by mail. Instructions on how to access the Proxy Materials, vote online and request a paper copy can be found in the Notice of Availability. The Notice of Availability also contains instructions on how to request delivery of Proxy Materials in paper form or electronically on an ongoing basis.

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How can I access the Proxy Materials

electronically or sign up for electronic

delivery?

All Shareholders can view, search and print the Proxy Materials at www.cmsenergy.com/investor-relations.

If you are a shareholder of record and you received printed Proxy Materials, you may elect to receive future Proxy Materials electronically. To do so you must enroll online at https://materials.proxyvote.com/125896 for CMS and https://materials.proxyvote.com/210518 for Consumers. If you consent to receive Proxy Materials electronically, you will receive an e-mail notification when they become available. Your enrollment will be effective until revoked.

This electronic option allows you to:

•	Reduce the environmental impact of our Annual Meeting;

•	Gain faster access to Proxy Materials;

•	Reduce the amount of mail you receive; and

•	Help reduce the costs of our Annual Meeting.

If your shares are held in street name you should contact your brokerage firm, bank or other nominee and inquire about their electronic delivery options.

Who is entitled to vote?

Shareholders as of the close of business on the record date, March 6, 2018, are entitled to vote at the Annual Meetings. As of the record date, CMS’ outstanding securities entitled to vote consisted of 282,471,240 shares of CMS common stock. Each share is entitled to one vote on each matter presented at the CMS Annual Meeting.

As of the record date, Consumers’ outstanding securities entitled to vote consisted of 84,108,789 shares of shares of common stock held by CMS and 373,148 shares of preferred stock held by the public. Holders of Consumers’ preferred and common stock are entitled to one vote for each share and shareholders have cumulative voting rights for the election of directors. That is, holders of preferred and common shares are entitled to cast as many votes as equal the number of shares held multiplied by the number of directors to be elected, and they may cast all of such votes for a single nominee or distribute them among any two or more nominees as they choose.

Your confidential vote is received and tabulated by an independent inspector of election. Your vote will not be disclosed except as required by law or in other limited circumstances.

What is the difference between a

shareholder of record and a “street name”

holder?

If your shares are registered directly in your name, you are considered the shareholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote using the method described under “How do I vote?” below.

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How do I vote?

You can ensure that your shares are voted at the Annual Meeting by submitting your vote by telephone or Internet (the instructions are found on your proxy card, voting instruction form or Notice of Availability). If you received your Proxy Materials by mail, you can complete and return your proxy card or voting instruction form by mail. Even if you vote by one of these methods, you can still attend and vote at the Annual Meeting.

If your shares are held in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should provide a voting instruction form for you to use in directing it how to vote your shares. If you want to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your brokerage firm, bank or other nominee in advance of the Annual Meeting and bring it with you.

What if I do not indicate my voting

preference on my proxy?

If your shares are voted by proxy, the shares will be voted as you instruct. If you sign and properly submit your proxy, but do not give any specific voting instructions, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the Annual Meeting.

Who may attend the Annual Meeting

and are there any requirements I must

meet in order to attend in person?

Any shareholder of record as of March 6, 2018 may attend. You will be asked to register upon arrival and will be required to present proof of current stock ownership (such as a recent account statement) and government-issued photo identification (such as a driver’s license) prior to being admitted.

If your shares are held in street name and you do not obtain a legal proxy but still want to attend the Annual Meeting (and not vote your shares in person), you must provide evidentiary material, such as broker statements or a letter from your brokerage firm proving ownership as of the record date. We reserve the right to restrict admission if evidentiary material is not definitive proof of proper and timely ownership.

Can I change my vote after I have voted

or can I revoke my proxy?

Yes. If you are a shareholder of record, you can change your vote or revoke your proxy at any time prior to the Annual Meeting by:

•	Providing another signed proxy that is dated later than the vote you want to change;

•	Voting by telephone or Internet and recording a different vote; or

•	Attending and voting at the Annual Meeting.

If your shares are held in street name, you must follow the specific instructions provided to you by your brokerage firm, bank or other nominee.

How many shares must be present to

hold the Annual Meeting?

To constitute a quorum and transact business, shareholders of a majority of the outstanding shares entitled to vote must be present in person or by proxy at each of the Annual Meetings.

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What does it mean if I get more than

one set of Proxy Materials?

You may receive multiple copies of Proxy Materials if your shares are registered differently (i.e., trust, joint, name spelling variation, etc.) and/or if they are in more than one account (i.e., brokerage firm, bank, transfer agent, etc.). If you wish to consolidate accounts, please contact Equiniti Trust Company at 1-855-598-2714. Please vote all of the proxies that you receive and consider consolidating accounts.

If your household receives multiple copies of the Proxy Materials or Notice of Availability, you may authorize us to discontinue duplicate mailings in the future by electing the option when you vote, see “What is “householding” and how does it affect me?” below for additional householding information.

If your shares are held in street name and you are receiving multiple sets of materials and wish to consolidate accounts, please contact your brokerage firm, bank or other nominee.

What is “householding” and how does it

affect me?

We have adopted a procedure called “householding” which has been approved by the SEC. Householding is intended to reduce the volume of duplicate information received by a household and the cost of preparing and mailing duplicate information. Under this procedure, we are permitted to mail only one Notice of Availability or one set of Proxy Materials to multiple shareholders who share an address and who have consented to or have received prior notice of our intent to do so, so long as we have not received contrary instructions from one or more such shareholders. Consent for householding will remain in effect until revoked.

To resume the mailing of individual copies of future Proxy Materials or Notice of Availability and revoke your consent to householding, submit a written request to Broadridge Householding Dept., 51 Mercedes Way, Edgewood, New York 11717, or make an oral request by telephone to 1-800-542-1061. If you participate in householding and wish to receive separate Proxy Materials or Notices of Availability, we will promptly mail a copy if you notify us by making a written request to our Shareowner Services Department at One Energy Plaza, Jackson, Michigan 49201, or making a request by telephone to 1-517-788-0298.

If your shares are held in street name, you can request information about householding by contacting your brokerage firm, bank or other nominee.

Who conducts the proxy solicitation and

how much will it cost?

We are requesting your proxy for the Annual Meeting and will pay the costs of requesting shareholder proxies. Proxies may be solicited by directors, officers and other employees, personally or by telephone, Internet, or mail, none of whom will receive compensation for their solicitation efforts. We have arranged for Innisfree M&A Incorporated, 501 Madison Ave., 20th Floor, New York, New York 10022, to solicit proxies for a fee of $20,000, plus expenses and disbursements. We may also reimburse brokerage firms, dealers, banks, voting trustees or other record holders for their reasonable expenses for forwarding Proxy Materials to beneficial owners of CMS and Consumers stock.

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Appendix A:

Supplemental Information for the Compensation Discussion and Analysis —

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) RECONCILIATIONS

CMS - Reconciliation of GAAP Operating Activities to Annual Incentive OCF

	2015 (millions)	2016 (millions)	2017 (millions)
Total GAAP Operating Activities	$1,640	1,629	$1,705
Exclude:
Change in pension contribution	$225	$100	$–
Change in Accounting Principle from those included in the budget	–	(17)	–
Change in power supply cost recovery (PSCR) from budget (disallowances excluded)	(8)	(8)	(27)
Gas-price changes (favorable or unfavorable) related to gas cost recovery (GCR) in January and February	(64)	16	(33)
Total exclusions	$153	$91	$(60)
Incentive Plan Operating Cash Flow	$1,793	$1,720	$1,645

CMS - Reconciliation of GAAP Earnings Per Share (EPS) to Annual Incentive Plan EPS

	2015	2016	2017
EPS Reported — GAAP basis	$1.89	$1.98	$1.64
Exclude (income)/loss items:
Accounting Principle Change from Budget	$–	$–	$(0.03)
Tax Impact	–	–	0.01
Large restructuring and severance expenses greater than $5 million	–	0.04	–
Tax Impact	–	(0.01)	–
Legal/settlement costs or gains related to previously sold assets	–	0.01	0.01
Tax Impact	–	*	*
Federal Tax Reform	–	–	0.52
Tax Impact	–	–	–
Total exclusions	–	0.04	0.51
Annual Incentive EPS	$1.89	$2.02	$2.15

CMS - 2017 Reconciliation of GAAP Earnings Per Share (EPS) to LTI EPS

	2015	2016	2017
EPS Reported — GAAP basis	$1.89	$1.98	$1.64
Exclude (income)/loss items:
Large restructuring and severance expenses greater than $5 million	$–	$0.04	$–
Tax Impact	–	(0.01)	–
Legal/settlement costs or gains related to previously sold assets	–	0.01	0.01
Tax Impact	–	*	*
Federal Tax Reform	–	–	0.52
Tax Impact	–	–	–
Total exclusions	–	0.04	0.53
LTI EPS	$1.89	$2.02	$2.17

*Less than ½ cent

This Proxy Statement contains references to future adjusted EPS, which is a non-GAAP measure. Adjustments could include items such as discontinued operations, asset sales, impairments, restructuring costs, regulatory items from prior years, or other items. Management views adjusted EPS as a key measure of our present operating financial performance and uses adjusted EPS for external communications with analysts and investors. Internally, we use adjusted EPS to measure and assess performance. Because we are not able to estimate the impact of specific line items, which have the potential to significantly impact, favorably or unfavorably, reported EPS in future periods, we are not providing reported EPS guidance nor a reconciliation for the comparable future period EPS. The adjusted EPS should be considered supplemental information to assist in understanding our business results, rather than as a substitute for the reported EPS.

CONSUMERS ENERGY COMPANY
ONE ENERGY PLAZA
JACKSON, MI 49201
ATTN: SHAREOWNER SERVICES, EP1-416

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E38701-P02204

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONSUMERS ENERGY COMPANY

The Board of Directors recommends a vote FOR the following proposal:

1. ELECTION OF DIRECTORS

Nominees:	For	Against	Abstain
1a. Jon E. Barfield	☐	☐	☐
1b. Deborah H. Butler	☐	☐	☐
1c. Kurt L. Darrow	☐	☐	☐
1d. Stephen E. Ewing	☐	☐	☐
1e. William D. Harvey	☐	☐	☐
1f. Patricia K. Poppe	☐	☐	☐
1g. John G. Russell	☐	☐	☐
1h. Myrna M. Soto	☐	☐	☐
1i. John G. Sznewajs	☐	☐	☐
1j. Laura H. Wright	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposal:

	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends a vote for an annual (1 YEAR) frequency for the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on frequency of advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposal:

	For	Against	Abstain
4. Ratification of independent registered public accounting firm (PricewaterhouseCoopers LLP).	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting. ☐

	Yes	No
HOUSEHOLDING ELECTION - please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] | Date

Signature (Joint Owners) | Date

Thank you for being a shareholder.

CMS Energy Corporation and Consumers Energy Company
Annual Meeting of Shareholders
Corporate Headquarters
One Energy Plaza
Jackson, Michigan 49201
Phone: (517) 788-0550
May 4, 2018 at 10:00 a.m.
Website: www.cmsenergy.com

Shareholders interested in attending the annual meeting must bring proof of current stock ownership (such as a recent account statement) and government-issued photo identification (such as a driver's license) in order to be admitted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E38702-P02204

CONSUMERS ENERGY COMPANY
Annual Meeting of Shareholders
May 4, 2018
This proxy is solicited by the Board of Directors

The undersigned appoints JOHN G. RUSSELL, PATRICIA K. POPPE and MELISSA M. GLEESPEN, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Consumers Energy Company to be held at the Corporate Headquarters located at One Energy Plaza, Jackson, Michigan 49201, at 10:00 a.m. Eastern Daylight Saving Time on May 4, 2018 and at any postponement(s) or adjournment(s) thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting, all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified.

IF THIS PROXY IS RETURNED SIGNED BUT NOT FULLY COMPLETED, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL UNCOMPLETED PROPOSALS.

IF YOU CANNOT VOTE BY TELEPHONE OR INTERNET, PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT RESPONSE.

CUMULATE ____

____

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Continued and to be signed on reverse side